EXHIBIT 10.9

EXECUTION VERSION

Dated 30 July 2007

MIMOSA FINANCE C.V.	(1)
as Borrower

The Banks and Financial Institutions named herein	(2)
as Banks

ING BANK N.V.	(3)
as Bank Agent

and

ING BANK N.V.	(4)
as Bank Trustee

BANK LOAN AGREEMENT

in respect of a Loan Facility of

up to US$810,167,850

Contents

Clause		Page

1	Purpose and definitions	1

2	The facility	22

3	Conditions	23

4	Advances	28

5	Interest and Interest Periods; alternative interest rates	30

6	Reduction, prepayment	33

7	Fees and expenses	36

8	Payments and Taxes; accounts and calculations	37

9	Representations and warranties	41

10	Covenants and Undertakings	45

11	Events of Default	50

12	Indemnities	53

13	Unlawfulness and increased costs; mitigation	55

14	Set-off and pro rata payments	59

15	Assignment, substitution and lending offices	60

16	Bank Agent, Bank Trustee and Reference Banks	63

17	Notices	72

18	Miscellaneous	72

19	Limited Recourse	73

20	Governing law and jurisdiction	74

Schedule 1 The Banks and their Commitments		75

Schedule 2 Form of Drawdown Notice for Principal Advances/Intercompany Interest Advances/Swap Advances		77

Schedule 3 Conditions Precedent		78

Schedule 4 Form of Transfer Certificate		83

Schedule 5 Schedule of Minimum Repayment Amounts		87

Schedule 6 Mandatory Costs Formula		88

THIS AGREEMENT is dated 30 July 2007, and made BETWEEN:

(1)	MIMOSA FINANCE C.V., a limited liability partnership formed under the laws of The Netherlands, with its registered office at Bijlmerplein 888, P.O. Box 1800, 1000 BV, Amsterdam, The Netherlands and represented by Stichting Mimosa Finance, its managing partner, as borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1, as banks;

(3)	ING BANK N.V., a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Agreement through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands as bank agent; and

(4)	ING BANK N.V., a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Agreement through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands as bank trustee.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

1.1.1	This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower a loan facility of up to eight hundred and ten million one hundred and sixty seven thousand eight hundred and fifty Dollars ($810,167,850) to be used for the sole purpose of financing investments in preference shares in Mimosa;

1.1.2	by the Mimosa Shareholder Agreement, the Borrower has agreed to invest certain amounts in preference shares of Mimosa;

1.1.3	no Bank Beneficiary is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means ING Bank N.V. acting for this purpose through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands;

“Account Pledges” means the Funding CV Account Pledge and the Mimosa Account Pledge;

“Accounting Principles” means, in relation to any person other than the Borrower, generally accepted accounting principles in Brazil and, in relation to the Borrower generally accepted accounting principles in The Netherlands;

“Accounting Reference Date” means 31 December;

“Accounts” means the Funding Account, the Revenue Account, the Payment Account and the Receivables Account;

“Accounts Repledge” means the Dutch deed of pledge (“eerst pandrecht”) in relation to the Security Trustee’s rights, benefit and interest in and to the Project Loan Accounts in the Agreed Form, executed or, as the context may require, to be executed by the Account Bank, the Security Trustee, the Rig Owners and the Project Borrower in favour of the Bank Trustee as pledgee;

“Additional Cost Rate” has the meaning given to it in schedule 6;

“Advance” means in relation to the A Facility, the Facility A Principal Advances, the Facility A Intercompany Interest Advance, the Facility A Swap Advances and the Facility A Interest Advances, and in relation to the B Facility, the Facility B Principal Advances, the Facility B Intercompany Interest Advance, the Facility B Swap Advances and the Facility B Interest Advances (each an “Advance”);

“A Facility” means the loan facility available to the Borrower referred to in clause 2.1.1(a) up to the A Facility Limit;

“A Facility Limit” means an amount of three hundred and thirty-two million thirty six thousand and four Dollars ($332,036,004) as the same may be reduced in accordance with any provision of this Agreement;

“AFS” means the Act on the Financial Supervision (wet op het financieel toezicht);

“Agent” means either the Bank Agent or the Bank Trustee as applicable (together the “Agents”);

“Agreed Form” in relation to any document, means that document in form, substance and terms approved in writing by the Bank Agent (acting on the instructions of the Banks) or otherwise in accordance with any such other approval procedure detailed in any relevant provision of this Agreement and any Facility Document;

“Allocation Period” means, in respect of a Facility, (i) the period commencing on the Initial Charter Hire Date relating to the Rig relating to that Facility and ending on the first Application Date relating to that Facility, and (ii) each subsequent period commencing on the last day of the previous Allocation Period relating to that Facility and ending on the next following Application Date relating to that Facility;

“Application Dates” means, in relation to a Facility (i) the Quarter Date falling at the end of the first full Quarter Period following the Charter Date of Acceptance of the Rig related to that Facility, (ii) each Quarter Date (in each case subject to clause 8.3) falling subsequently to the Quarter Date referred to in paragraph (i) above within the Security Period and (iii) the Final Maturity Date of that Facility, and “Application Date” means any of them;

“Assigned Account Documents” means, in relation to any Account, all certificates of deposit, deposit receipts and other instruments and securities relating to that Account, and the Assigned Monies in relation to that Account or any of them, and means together all certificates of deposit, deposit receipts and other instruments and securities relating to each of the Accounts and all of the Assigned Monies;

“Assigned Monies” means, in relation to any Account, all monies from time to time credited to, and for the time being standing to the credit of, that Account and all interest and other amounts from time to time payable in respect of, or accruing to, that Account, and means together all monies from time to time credited to, and for the time being standing to the credit of, each of the Accounts;

“Assigned Property” means, in relation to any Security Party, all of that Security Party’s rights, title, interest and benefit (present and future, actual and contingent), in and to any of the Collateral including that Security Party’s rights to receive monies and make claims for damages, and any termination rights of that Security Party, in, to, under and pursuant to:

any Account in which that Security Party has an interest;

any Assigned Monies in relation to any Account pledged by that Security Party;

the Assigned Account Documents relating to that Account;

“Authorisation” means, when required by applicable law or contract in relation to any Assigned Property or a party to the Transaction Documents or otherwise required by the terms of, or to ensure the validity, enforceability or effectiveness of, any of the Transaction Documents, an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means in relation to the A Facility, the Facility A Availability Period and in relation to the B Facility, the Facility B Availability Period;

“Bank Agent” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands or such other person as may be appointed agent for the Banks pursuant to clause 16.15.1 (Retirement of Agents), and includes its successors in title;

“Bank Beneficiaries” means together the Bank Agent, the Bank Trustee and the Banks and “Bank Beneficiary” means any of them;

“Banking Day” means a day (other than Saturday or Sunday) on which banks are open for normal banking business in London, New York City, Amsterdam and Rio de Janeiro;

“Banks” means together:

(a)	as of the date of this Agreement, the banks and financial institutions listed in schedule 1;

(b)	any Transferee of any of the banks and financial institutions referred to in (a) above (in accordance with clause 15.3 (Transfer); and

(c)	any Transferee of any such Transferee referred to in (b) above,

and in each case includes their successors in title;

“Bank Security Assignment” means the security assignment made between the Lenders, the Facility Agent, the Security Trustee and the Bank Trustee whereby the Lenders assign to the Bank Trustee (acting as trustee for and on behalf of the Banks) all of the Lenders’ rights, title and interest under the Project Facility Documents and all proceeds thereof;

“Bank Trustee” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands in its capacity as security trustee for the purposes of the Facility Documents or such other person as may be appointed security trustee pursuant to clause 16.15.2, and includes its successors in title;

“Bareboat Charters” has the meaning given to that term in the Project Loan Agreement;

“Becrux” means Becrux B.V., a company incorporated under the laws of The Netherlands with company number 34278801 and with its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, P.O. Box 75215, 1070AE Amsterdam, The Netherlands;

“B Facility” means the loan facility available to the Borrower referred to in clause 2.2.1(b) up to the B Facility Limit;

“B Facility Limit” means an amount of four hundred and seventy-eight million, one hundred and thirty one thousand eight hundred and forty six Dollars ($478,131,846) as the same may be reduced in accordance with any provision of this Agreement;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired (but not ordinary trade credit), (vi) finance leases and hire purchase contracts, (vii) Derivatives Contracts, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Mimosa Finance C.V., a limited partnership organised under the laws of the Netherlands represented by Stichting Mimosa Finance and having its registered office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands;

“Borrower Partnership Agreement” means the deed of limited partnership of the Borrower dated 11 July 2007 between Limited Partner and Stichting;

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Bank should have received for the period from the date of receipt of all or any part of its participation in an Advance or Loan to the last day of the current Interest Period in respect of that Advance or Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Bank would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period.

“BVI Companies” means Timbauba, Guararapes and Skycrest, and “BVI Company” means any of them;

“Centaurus” means Centaurus S.à.r.l, a company incorporated under the laws of Luxembourg with its registered office at 1, allée Scheffer, L-2520, Luxembourg;

“Charter Date of Acceptance” has the meaning given to that term in the Project Loan Agreement;

“Charterer” means Petroléo Brasileiro S.A. - Petrobras, a mixed capital company incorporated under the laws of Brazil with its head office at Avenida Republica do Chile - 65, City of Rio de Janeiro, State of Rio de Janeiro, Federal Republic of Brazil;

“Closing” means the time at which the first First Advance is made;

“Closing Date” means the date on which Closing occurs;

“Collateral” means any and all assets over or in respect of which any Encumbrance is created or expressed to be created by any Security Party in favour of the Bank Beneficiaries or any of them;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any indebtedness or liabilities of any person and includes any documents or instruments creating or evidencing an Encumbrance;

“Commitment” means in relation to any Bank and the A Facility, the Facility A Commitment and, in relation to any Bank and the B Facility, the Facility B Commitment;

“Commitment Fee” means the commitment commission payable by the Borrower pursuant to clause 7.1;

“Commitment Fee Date” subject always to clause 8.3, means, in relation to a Facility, each of (a) the first Quarter Date after the date of this Agreement, (b) each Quarter Date thereafter during the Availability Period relating to that Facility, and (c) the last day of the Availability Period relating to that Facility;

“Completion Date” has the meaning given to that term in the Project Loan Agreement;

“Constellation” means Constellation Overseas Ltd., a company organised under the laws of the British Virgin Islands, with company number 1020641, and with its registered office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands;

“Constitutive Documents” in relation to any English company, means that company’s certificate of incorporation and memorandum and articles of association or, in relation to an English partnership, the partnership deed governing the internal management and constitution of that partnership and, in relation to any overseas incorporated body or, as the case may be, an overseas partnership or other unincorporated entity, means the documents having equivalent status and effect in the relevant jurisdiction in each case;

“Contribution” means in relation to a Bank and a Loan, the principal amount of that Loan owing to that Bank at any relevant time;

“Co-ordination Deed” means the deed of co-ordination in the Agreed Form entered into or, as the context may require to be entered into between the Banks, the Bank Trustee, the Bank Agent, Mimosa Finance C.V., Centaurus, Becrux, Mimosa, the Project Borrower, each of the Rig Owners, the Security Trustee, the Facility Agent and the Account Bank and referring to this Agreement and the Project Loan Agreement;

“Deed of Proceeds and Priorities” has the meaning given to that term in the Project Loan Agreement;

“Default” means any Event of Default or any event or circumstance which is, with the giving of a notice by the Bank Agent and/or the expiry of the relevant period and/or the fulfilment of any other condition (in each case as specified in clause 11.1), likely in the opinion of the Bank Agent (acting in accordance with the instructions of the Majority Banks, acting reasonably) to become an Event of Default;

“Default Rate” means the interest rate specified in clause 5.3.2 or, as the case may be, clause 5.3.3;

“Derivatives Contract” means a contract, agreement or transaction which is:

(a)	a rate swap, basis swap, commodity swap, forward rate transaction, commodity option, equity (or equity or other index) swap or option, bond option, interest rate option, foreign exchange transaction, cap, collar or floor, currency swap, currency option or any other similar transaction; and/or

(b)	any combination of such transactions,

in each case, whether on-exchange or otherwise;

“Determination Notice” shall have the meaning given to that term in clause 5.6.1;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under this Agreement and the other Transaction Documents in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, the date, being a Banking Day within the Availability Period relating to that Advance or, as the case may be, the Facility of which that Advance is a part, on which that Advance is, or is to be, drawn down or made (or deemed to be drawn down or made) pursuant to clause 4 (Advances);

“Drawdown Notice” means a notice in the form or substantially in the form of schedule 2, duly completed with particulars of the relevant Principal Advance, Swap Advance or, as the case may be, the relevant Intercompany Interest Advance;

“Dutch Security Pledge” means the Netherlands law pledge agreement between the Lenders and the Bank Trustee whereby the Lenders pledge to the Bank Trustee all of the Lenders’ rights, title and interest under the Project Facility Documents and all proceeds thereof;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or set-off (but excluding any right of set-off arising in favour of a banker prior to such right becoming exercisable) or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect) and includes any agreement to create any of the foregoing but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract;

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media);

“Environmental Claim” means any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters or in response to a Spill or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Law” includes all or any applicable law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts or of any governmental authority or agency or any other regulatory or other body in any jurisdiction relating to Environmental Matters, or relating to any environmental, social, labour, health and safety or security risks of the type contemplated by the Performance Standards;

“Environmental Licence” includes any applicable permit, licence, authorisation, consent or other approval required at any time by any Environmental Law;

“Environmental Matters” includes (a) the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any waste (as defined in the Environmental Protection Act 1990) of any Relevant Substance; (b) nuisance, noise, defective premises, health and safety at work or elsewhere; and (c) the pollution, conservation or protection of the Environment (both natural and built) or of man or any living organisms supported by the Environment or any other matter whatsoever affecting the Environment or any part of it;

“Euro” and “€” means the lawful currency of the Euro Zone;

“Euro Zone” means the territory under the control of the following states: Austria, Belgium, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain and any other state that at any time adopts the Euro as its official currency;

“Event of Default” means any of the events or circumstances described in clause 11.1 (Events of Default);

“Exchange Rate” means, as the context requires:

(a)	in relation to any amount which is to be converted into, or out of, Dollars on any date, the spot rate of exchange at which the Bank Agent could in the ordinary course of business purchase or, as the case may be, sell Dollars with or, as the case may be, for that amount in the London foreign exchange market at or about 11.00 a.m. on that date for delivery two (2) Banking Days after that date; or

(b)	in relation to any amount which is to be converted into, or out of, Euros on any date, the European Central Bank spot rate of exchange for the purchase or, as the case may be, sale of Euros with, or for, that amount as fixed by the European Central Bank at, or about, 14:15 on the date which is one (1) Banking Day prior to the date on which the rate is to be set;

“Expenses” means:

(a)	all Losses suffered, incurred or paid by any Bank Beneficiary or any Insolvency Official after notice thereof to the Borrower or at any time an Event of Default has occurred and is continuing in connection with the exercise of the rights, remedies and powers granted by, referred to in, or otherwise contemplated by the Facility Documents; and

(b)	interest on those Losses at the Default Rate, from the date of demand by the relevant Bank Beneficiary or Insolvency Official to the date of payment (after as well as before judgment);

“Facility” means the A Facility and the B Facility, and “Facilities” means either of them;

“Facility A Advances” means Facility A Principal Advances, Facility A Interest Advances, Facility A Swap Advances and the Facility A Intercompany Interest Advances;

“Facility A Availability Period” means the period commencing on the date on which all the conditions precedent set out in clause 3.1 and Part 1 of Schedule 3 are satisfied and ending on the earliest to occur of:

(a)	in the case of the A Facility:

(i)	31 December, 2010;

(ii)	the date falling ninety (90) days after the Rig A Charter Date of Acceptance;

(iii)	the Rig A Completion Date;

(b)	in the case of the Facility A Intercompany Principal Advance and the Facility A Intercompany Interest Advance, 15 October, 2007; and

(c)	in the case of the Facility A Interest Advance and any Facility A Swap Advance, the Initial Charter Hire Date relating to Rig A,

unless extended in writing by the Bank Agent (with consent of all Banks) pursuant to clause 16.13.2;

“Facility A Commitment” means in relation to a Bank and at any relevant time the amount set out opposite its name in column “A Facility” of Schedule 1 and/or, in the case of a Transferee, the amount specified in the relevant Transfer Certificate, as reduced, in each case, by any relevant term of this Agreement;

“Facility A Final Maturity Date” means the date falling seven (7) years after the earlier of (a) the Rig A Charter Date of Acceptance and (b) the last day of the Facility A Availability Period;

“Facility A First Advance” means the first Facility A Principal Advance drawn down or to be drawn down by the Borrower after the date of this Agreement in accordance with clauses 3 and 4;

“Facility Agent” means ING Bank N.V. of Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands or such other person as may be appointed agent for the Lenders pursuant to clause 16.15.1 (Retirement of Agents) of the Project Loan Agreement, and includes its successors in title;

“Facility A Hedging Agreements” has the meaning given to the term “Rig A Hedging Agreements” in the Project Loan Agreement;

“Facility A Intercompany Interest Advance” means the Advance, up to a maximum amount of eight million Dollars ($8,000,000), as permitted in accordance with and made pursuant to clause 4.1 as an Intercompany Interest Advance and as part of the A Facility;

“Facility A Intercompany Principal Advance” means the Facility A Principal Advance drawn down or to be drawn down by the Borrower on or after the Intercompany Loan Repayment Date of the Intercompany Loan made to the Rig A Owner referred to in clause 4.1.2(a);

“Facility A Interest Advance” means each advance in respect of interest and/or Commitment Fee made to the Borrower in respect of and as part of the A Facility, as permitted in accordance with, and deemed made pursuant to, clause 4.2;

“Facility A Interest Facility Limit” means an amount of forty four million, five hundred and thirty six thousand and four Dollars ($44,536,004), as the same may be reduced in accordance with any provision of this Agreement;

“Facility A Loan” at any time, means the aggregate of the Advances drawn down or made or deemed to be drawn down or made under the A Facility which remain outstanding at that time;

“Facility A Margin Reduction Date” has the meaning given to the term “Rig A Margin Reduction Date” in the Project Loan Agreement;

“Facility A Principal Advance” means each Advance made under the A Facility, other than a Facility A Interest Advance, a Facility A Swap Advance and the Facility A Intercompany Interest Advance;

“Facility A Principal Facility Limit” means an amount of two hundred and eighty seven million and five hundred thousand Dollars ($287,500,000), as the same may be reduced pursuant to any provision of this Agreement;

“Facility A Subsequent Advance” means any Facility A Principal Advance drawn down or to be drawn down by the Borrower after the Drawdown Date for the Facility A First Advance in accordance with clauses 3 and 4 (and includes the Facility A Intercompany Principal Advance);

“Facility A Swap Advance” means each Facility A Advance corresponding to a Swap Payment under the Facility A Hedging Agreements permitted in accordance with, and made pursuant to, clause 4.1 as a Facility A Swap Advance and as part of the A Facility;

“Facility A Total Commitments” means at any relevant time the total of the Facility A Commitments of all the Banks at such time;

“Facility B Advances” means Facility B Principal Advances, Facility B Interest Advances, Facility B Swap Advances and the Facility B Intercompany Interest Advances;

“Facility B Availability Period” means the period commencing on the date on which all the conditions precedent set out in clause 3.1 and Part 1 of Schedule 3 are satisfied and ending on the earliest to occur of:

(a)	in the case of the B Facility:

(i)	31 December, 2009;

(ii)	the date falling ninety (90) Banking Days after the Rig B Charter Date of Acceptance;

(iii)	the Rig B Completion Date;

(b)	in the case of the Facility B Intercompany Principal Advance and the Facility B Intercompany Interest Advance, 15 October, 2007; and

(c)	in the case of any Facility B Interest Advance and any Facility B Swap Advance, the Initial Charter Hire Date relating to Rig B,

unless extended in writing by the Bank Agent (with consent of all Banks) pursuant to clause 16.13.2;

“Facility B Commitment” means in relation to a Bank at any relevant time the amount set out opposite its name in column “Facility B” of Schedule 1 and/or, in the case of a Transferee, the amount specified in the relevant Transfer Certificate, as reduced, in each case, by any relevant term of this Agreement;

“Facility B Final Maturity Date” means the date falling five (5) years after the earlier of (a) the Rig B Charter Date of Acceptance and (b) the last day of the Facility B Availability Period;

“Facility B First Advance” means the first Facility B Principal Advance drawn down or to be drawn down by the Borrower after the date of this Agreement in accordance with clauses 3 and 4;

“Facility B Hedging Agreements” has the meaning given to the term “Rig B Hedging Agreements” in the Project Loan Agreement;

“Facility B Intercompany Interest Advance” means the Advance, up to a maximum amount of eight million Dollars ($8,000,000), as permitted in accordance with and made pursuant to clause 4.1 as an Intercompany Interest Advance and as part of the B Facility;

“Facility B Intercompany Principal Advance” means the Facility B Principal Advance drawn down or to be drawn down by the Borrower on or after the Intercompany Loan Repayment Date of the Intercompany Loan made to the Rig B Owner referred to in clause 4.1.2(b);

“Facility B Interest Advance” means each advance in respect of interest and/or Commitment Fee made to the Borrower in respect of and as part of the B Facility, as permitted in accordance with, and deemed made pursuant to, clause 4.2;

“Facility B Interest Facility Limit” means an amount of sixty four million, one hundred and thirty one thousand eight hundred and forty six Dollars ($64,131,846), as the same may be reduced in accordance with any provision of this Agreement;

“Facility B Loan” at any time, means the aggregate of the Advances drawn down or made or deemed to be drawn down or made under the B Facility which remain outstanding at that time;

“Facility B Margin Reduction Date” has the meaning given to the term “Rig B Margin Reduction Date” in the Project Loan Agreement;

“Facility B Principal Advance” means each Advance made under the B Facility, other than a Facility B Interest Advance, Facility B Swap Advance and the Facility B Intercompany Interest Advance;

“Facility B Principal Facility Limit” means an amount of four hundred and fourteen million Dollars ($414,000,000), as the same may be reduced pursuant to any provision of this Agreement;

“Facility B Subsequent Advance” means any Facility B Principal Advance drawn down or to be drawn down by the Borrower after the Drawdown Date for the Facility B First Advance in accordance with clauses 3 and 4 (and includes the Facility B Intercompany Principal Advance);

“Facility B Swap Advance” means each Facility B Advance corresponding to a Swap Payment under the Facility B Hedging Agreements permitted in accordance with, and made pursuant to, clause 4.1 as a Facility B Swap Advance as part of the B Facility;

“Facility B Total Commitments” means at any relevant time the total of the Facility B Commitments of all the Banks at such time;

“Facility Documents” means this Agreement, the IFC Agreement and the Security Documents;

“Facility Limit” means in relation to the A Facility, the A Facility Limit, and in relation to the B Facility, the B Facility Limit;

“Facility Obligations” means all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by the Borrower, to, or in favour of, the Bank Beneficiaries (or any of them), under, or pursuant to this Agreement and the other Facility Documents, disregarding for this purpose the provisions of clause 19 (and any analogous provision of any other Facility Document);

“Facility Office” means the office or offices notified by a Bank to the Bank Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five (5) Banking Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Final Maturity Date” means, in relation to the A Facility, the Facility A Final Maturity Date and, in relation to the B Facility, the Facility B Final Maturity Date and “Final Maturity Date” means either of them;

“Final Payment” means, in relation to a Facility or a Loan, seventy five million Dollars ($75,000,000), as that amount may have been reduced by any term of the Facility Documents;

“First Advance” means in relation to the A Facility, the Facility A First Advance and in relation to the B Facility, the Facility B First Advance;

“First Option Agreement” means the put and call option agreement dated on or about the date hereof and made between Mimosa and Mimosa Finance C.V. in the Agreed Form;

“Funding Account” means the interest bearing Dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Account Bank, designated “Funding Account”, with account number 02 00 34 717 and includes any redesignation and sub-accounts thereof;

“Funding CV Account Pledge” means the Dutch deed of pledge (“eerst pandrecht”) in relation to the Funding Account and Revenue Account in the Agreed Form, executed or, as the context may require, to be executed by the Account Bank and the Borrower in favour of the Bank Trustee as pledgee;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means the Parent Sponsor, the Sponsor, Constellation, Centaurus, Becrux, each of the Rig Owners, the Project Borrower and the BVI Companies;

“Guararapes” means Guararapes International Limited, a company incorporated under the laws of the British Virgin Islands with company number 491849 and with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

“Holding Company” means any holding company within the meaning of section 736 Companies Act 1985;

“IFC” means International Finance Corporation, an international organisation established by the Articles of Agreement among its member countries with its address at 2121 Pennsylvania Avenue, N.W., Washington D.C. 20433, United States of America;

“IFC Agreement” means the agreement entered into or to be entered into between the Sponsor, Constellation and IFC referring to the Rigs and this Agreement;

“Incapacity” means, in relation to any person, any Insolvency Event, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of that partnership);

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Indemnified Persons” shall have the meaning given to that term in clause 12.3 (General operating indemnity);

“Information Memorandum” has the meaning given to that term in the Project Loan Agreement;

“Initial Charter Hire Date” has the meaning given to that term in the Project Loan Agreement;

“Insolvency Event” means, in relation to any person, the occurrence of any of the following events:

(a)	Insolvency: that person is unable to pay its debts as they fall due or admits its inability to pay its debts as they mature or suspends or threatens to suspend making payment of all or a substantial part of its Indebtedness or makes a general assignment for the benefit of creditors or is subject to or applies for winding-up or liquidation proceedings or is successfully put into forced or voluntary liquidation (except for the purposes of a voluntary reorganisation not involving the insolvency of that person and previously agreed in writing by the Bank Agent acting in accordance with the instructions of the Majority Banks); or

(b)	Winding up: any order is made, petition is presented, resolution is passed or other act or action is taken for the winding-up, liquidation, administration or other formal insolvency of that person under any applicable law, whether now or hereafter in effect (save where the petition presented is frivolous or vexatious and is dismissed within a period of twenty two (22) Banking Days);

(c)	Appointment of receivers and managers: any administrative or other receiver is appointed of that person or any substantial part of its assets or any other steps (except for any frivolous or vexatious steps which are dismissed within a period of twenty two (22) Banking Days) are taken to enforce any Encumbrance over all or any material part of the assets of that person;

(d)	Seizure: all or a substantial part of the assets of that person are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity;

(e)	Analogous proceedings: there occurs, in relation to that person in any jurisdiction, any event which corresponds with, or has an effect equivalent or similar to, any of the events mentioned in the foregoing paragraphs;

“Insolvency Official” in respect of any person, means any liquidator, receiver, administrator and/or manager or administrative receiver, trustee or similar officer appointed in respect of that person, whether appointed by a creditor, pursuant to any statute, by a court or other tribunal or otherwise, for the purpose of recovering, realising, distributing or disposing of any of the assets or undertaking of that person;

“Intercompany Interest Advances” means the Facility A Intercompany Interest Advance and the Facility B Intercompany Interest Advance and “Intercompany Interest Advance” means either of them;

“Intercompany Loan” has the meaning given to that term in the Project Loan Agreement;

“Intercompany Loan Repayment Date” has the meaning given to that term in the Project Loan Agreement;

“Intercompany Principal Advances” means the Facility A Intercompany Principal Advance and the Facility B Intercompany Principal Advance, and “Intercompany Principal Advance” means either of them;

“Interest Advance” means, in relation to the A Facility, each and any Facility A Interest Advance and, in relation to the B Facility, each and any Facility B Interest Advance;

“Interest Facility Limits” means the Facility A Interest Facility Limit and the Facility B Interest Facility Limit and “Interest Facility Limit” means either of them;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” in relation to any Advance or a Loan, means each period for the calculation of interest in respect of that Advance or that Loan ascertained in accordance with clause 5.2;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any of the legal opinions provided pursuant to clause 3;

“Lenders” means together:

(a)	as of the date of this Agreement, the companies and entities listed in schedule 1 of the Project Loan Agreement;

(b)	any Transferee of any of the companies and entities referred to in (a) above (in accordance with clause 15.3 (Transfer) of the Project Loan Agreement); and

(c)	any Transferee of any such Transferee referred to in (b) above,

and in each case includes their successors in title;

“LIBOR” means, in relation to a particular period:

(a)	the offered rate for deposits of the relevant currency for a period approximately equivalent to such a period at or about 11.00 a.m. (London time) on the second Quotation Day before the first day of such period as displayed on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the British Bankers’ Association Interest Settlement Rate (as defined in the British Bankers’ Association Recommended Terms and Conditions dated August, 1985)); or

(b)

if on such date no such rate as is mentioned in paragraph (a) above is displayed, LIBOR for such period shall be the arithmetic mean (expressed as a percentage rounded upwards, if necessary, to five decimal places) of the rates respectively quoted to the Bank Agent by each of the Reference Banks at the request of the Bank Agent (or, if not all the

Reference Banks provide a quotation when requested, the arithmetic mean of the rates which are quoted) as such Reference Bank’s offered rate for deposits of the relevant currency in an amount approximately equal to the amount in respect of which LIBOR is to be determined for a period approximately equivalent to such period to prime banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Quotation Day before the first day of such period;

“Limited Partner” means ING Bank N.V. of Amstelveen 500, 1081 KL, Amsterdam, The Netherlands;

“Loans” at any time, means the Facility A Loan at that time and the Facility B Loan at that time, and “Loan” means either of them;

“Losses” means all losses, liabilities, costs, charges, expenses, damages and outgoings of whatsoever nature (including without limitation, Taxes (but excluding taxes levied on the overall income or profits of any Bank Beneficiary in the jurisdiction in which its principal or Facility Office under this Agreement is located), stamp duties and other duties or charges, registration fees, repair costs, insurance premiums, fees of insurance advisors and technical consultants, printing costs, out-of-pocket expenses and fees and disbursements of legal counsel, together with any value added or similar tax payable in respect thereof);

“Majority Banks” means at any relevant time (a) Banks the aggregate of whose Contributions equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Loans at that time or (b) if no Advance has been made, Banks the aggregate of whose Commitments at that time equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Total Commitments at that time or, if all of the Commitments have been reduced to zero at or prior to that time, Banks the aggregate of whose Commitments immediately prior to that reduction equalled or exceeded sixty-six and two-thirds per cent. (66.66%) of the Total Commitments as at that time;

“Mandatory Cost” means the percentage rate per annum calculated by the Bank Agent in accordance with schedule 6 to this Agreement;

“Margin” means

(a)	in relation to the A Facility:

(i)	two point one five per cent. (2.15%) per annum up to the Facility A Margin Reduction Date;

(ii)	thereafter up to the fifth anniversary of the Facility A Margin Reduction Date, one point one five per cent. (1.15%) per annum; and

(iii)	thereafter one point three five per cent. (1.35%) per annum;

(b)	in relation to the B Facility:

(iv)	two point one five per cent. (2.15%) per annum up to the Facility B Margin Reduction Date;

(v)	thereafter, one point one five per cent. (1.15%) per annum;

“Material Adverse Effect” means any event or circumstance (or combination of events or circumstances) the effect of which is or could reasonably be expected to be materially adverse to:

(a)	the ability of any Security Party to perform any of its material obligations under or otherwise to comply with the terms of the Transaction Documents at the time and in the manner stipulated therein; or

(b)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of, the Facility Documents or the rights or remedies of any Bank Beneficiary under any of the Facility Documents;

“Mimosa” means Mimosa Finance B.V., a company incorporated under the laws of The Netherlands with company number 34279330 and with its registered office at Parnassustoren, Locatellikade 1, 1075 AZ Amsterdam, P.O. Box 75215, 1070AE Amsterdam, The Netherlands;

“Mimosa Account Pledge” means the Dutch deed of pledge (“eerst pandrecht”) in relation to the Payment Account and the Receivables Account in the Agreed Form, executed or, as the context may require, to be executed by the Account Bank and Mimosa in favour of the Bank Trustee as pledgee;

“Mimosa Shareholder Agreement” means the shareholder agreement in the Agreed Form entered into or to be entered into between the Borrower, Centaurus and Mimosa;

“month” means a period beginning in one calendar month and ending in the relevant later calendar month on the day numerically corresponding to the day of the calendar month in which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such later calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in such later calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“NCC” means the Netherlands Civil Code (Burgerlijk Wetboek);

“Notice of Assignment” means, as the context may require, a notice of assignment in the form set out in the relevant Part of Schedule 1 to the Bank Security Assignment or a notice of assignment in such form and terms as the Bank Agent may reasonably require (which may incorporate an acknowledgement thereof);

“Option Agreements” means the First Option Agreement and the Second Option Agreement, and “Option Agreement” means either of them;

“Original Schedule of Minimum Repayment Amounts” means Schedule 5 of this Agreement;

“Parent Sponsor” means Queiroz Galvão S.A., a company organised under the laws of Brazil, with its registered office at Av Rio Branco, 156, room 3001-part, Rio de Janeiro, RJ;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Partnership Interest Option Agreement” means the call option agreement dated on or about the date hereof between Constellation, Funding CV, Mimosa, Becrux and Centaurus, in the Agreed Form;

“Payment Account” means the interest bearing Dollar account of Mimosa, in its capacity as Lender, opened or, as the context may require, to be opened by Mimosa with the Account Bank, designated “Payment Account”, with account number 02 00 36 639 and includes any redesignation and sub-accounts thereof;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to and receipt of which have been acknowledged by the Sponsor;

“Permitted Encumbrance” means: any Encumbrance in favour of the Bank Trustee and/or any of the Beneficiaries created pursuant to the Security Documents;

“Principal Advance” means each Advance, other than an Interest Advance, Swap Advance or an Intercompany Interest Advance;

“Principal Balance” has the meaning given to that term in the Project Loan Agreement;

“Principal Facility Limits” means the Facility A Principal Facility Limit and the Facility B Principal Facility Limit and “Principal Facility Limit” means either of them;

“Professional Market Party” means a professional market party (“professionele marktpartij”) within the meaning of the AFS and any regulation promulgated thereunder from time to time;

“Project Borrower” means Eiffel Ridge Group C.V., a limited partnership organised under the laws of The Netherlands represented by Becrux B.V., its managing partner and having its registered office at Prof. J.A. Bavincklaan, T-1183 AT, Amstelveen, The Netherlands;

“Project Documents” has the meaning given to that term in the Project Loan Agreement;

“Project Facility Documents” has the meaning given to the term “Facility Documents” in the Project Loan Agreement;

“Project Loan Accounts” has the meaning given to the term “Accounts” in the Project Loan Agreement;

“Project Loan Agreement” means the loan agreement dated on or about the date thereof and made between (1) the Project Borrower, as borrower, (ii) the companies and entities named in Schedule 1 thereof, as lenders, (iii) ING Bank N.V. as arranger (iv) ING Bank N.V. as facility agent, and (v) ING Bank Nederland N.V. as security trustee in respect of a loan facility of up to $810,167,850;

“Project Transaction Documents” has the meaning given to the term “Transaction Documents” in the Project Loan Agreement;

“Quarter Date” means each 31 January, 30 April, 31 July and 31 October;

“Quarter Period” means each period commencing upon the day following a Quarter Date up to and including the next following Quarter Date;

“Quotation Day” means a day (other than Saturday or Sunday) on which banks are open for normal banking business in London;

“Receivables Account” means the interest bearing Dollar account of Mimosa, in its capacity as Lender, opened or, as the context may require, to be opened by Mimosa with the Account Bank, designated “Receivables Account”, with account number 02 00 36 930 and includes any redesignation and sub-accounts thereof;

“Reference Banks” means, in relation to LIBOR, the head offices of ING Bank N.V., Calyon and Bayerische Hypo-und Vereinsbank AG and, in relation to the Mandatory Cost, means the principal London offices of ING Bank N.V., Calyon and Bayerische Hypo-und Vereinsbank AG;

“Related Company” in relation to any person means (i) any Subsidiary for the time being of such person, (ii) any company or other entity of which such person is for the time being a Subsidiary and (iii) any Subsidiary for the time being of any such person referred to in (ii) above;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled or has a permanent establishment;

“Relevant Obligations” (i) of the Borrower, means all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by the Borrower to or in favour of the Bank Beneficiaries (or any of them) under or pursuant to this Agreement and all other monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by the Borrower or by any other Security Party to or in favour of the Bank Beneficiaries (or any of them) or to the Bank Trustee on their behalf under or pursuant to any other Transaction Document, and (ii) of any other Security Party, means all monies, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by that Security Party or by any other Security Party (including the Borrower) under or pursuant to any other Transaction Document;

“Relevant Substance” means and includes oil and its products and any other substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the Environment, or damaging the Environment or public health or welfare and whose release into the Environment is regulated or prohibited by Environmental Law;

“Repeating Representations” means, for the purposes of this Agreement, clauses 9.1, 9.2, 9.3.2, 9.3.3, 9.4, 9.5, 9.6, 9.11, 9.13, 9.17, 9.18, 9.19, 9.20, 9.21, 9.22, 9.24, 9.25, 9.26, 9.27 and 9.28 of this Agreement;

“Replacement Schedule of Minimum Repayment Amounts” means any replacement Schedule of Minimum Repayment Amounts calculated by the Bank Agent in accordance with clause 6.8;

“Required Amount” for any Application Date relating to a Facility means the amount set out opposite that Application Date in the column referring to that Facility in the Schedule of Minimum Repayment Amounts applicable to that Facility and “Required Amounts” means any or all of them;

“Revenue Account” means the interest bearing Dollar Account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Account Bank, designated “Revenue Account”, with account number 02 00 34 873 and includes any redesignation and sub-accounts thereof;

“Rig” has the meaning given to that term in the Project Loan Agreement;

“Rig A” has the meaning given to that term in the Project Loan Agreement;

“Rig A Charter Date of Acceptance” has the meaning given to that term in the Project Loan Agreement;

“Rig A Completion Date” has the meaning given to that term in the Project Loan Agreement;

“Rig A Facility” has the meaning given to that term in the Project Loan Agreement;

“Rig A Intercompany Interest Advance” has the meaning given to that term in the Project Loan Agreement;

“Rig A Intercompany Loan” has the meaning given to that term in the Project Loan Agreement;

“Rig A Loan” has the meaning given to that term in the Project Loan Agreement;

“Rig A Owner” means Gold Star Equities Ltd., a company incorporated under the laws of the British Virgin Islands, with company number 1031368, and with its principal office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands;

“Rig A Principal Advances” has the meaning given to that term in the Project Loan Agreement;

“Rig A Project Costs” has the meaning given to that term in the Project Loan Agreement;

“Rig A Swap Advances” has the meaning given to that term in the Project Loan Agreement;

“Rig B” has the meaning given to that term in the Project Loan Agreement;

“Rig B Charter Date of Acceptance” has the meaning given to that term in the Project Loan Agreement;

“Rig B Completion Date” has the meaning given to that term in the Project Loan Agreement;

“Rig B Facility” has the meaning given to that term in the Project Loan Agreement;

“Rig B Intercompany Interest Advance” has the meaning given to that term in the Project Loan Agreement;

“Rig B Intercompany Loan” has the meaning given to that term in the Project Loan Agreement;

“Rig B Loan” has the meaning given to that term in the Project Loan Agreement;

“Rig B Owner” means Lone Star Offshore Ltd., a company incorporated under the laws of the British Virgin Islands, with company number 1039322, and with its registered office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands;

“Rig B Principal Advances” has the meaning given to that term in the Project Loan Agreement;

“Rig B Project Costs” has the meaning given to that term in the Project Loan Agreement;

“Rig B Swap Advances” has the meaning given to that term in the Project Loan Agreement;

“Rig Loans” means the Rig A Loan and the Rig B Loan and “Rig Loan” means either of them;

“Rig Owners” means the Rig A Owner and the Rig B Owner, and “Rig Owner” means either of them;

“Rigs” means Rig A and Rig B, and “Rig” means either of them;

“Schedule of Minimum Repayment Amounts” means at any time and in relation to a Facility the Original Schedule of Minimum Repayment Amounts relating to that Facility or, if at such time a Replacement Schedule of Minimum Repayment Amounts has been substituted therefor pursuant to and in accordance with clause 6.8 (Replacement of Schedule of Minimum Repayment Amounts), the latest Replacement Schedule of Minimum Repayment Amounts relating to that Facility;

“Second Option Agreement” means the put and call option agreement dated on or about the date hereof and made between Mimosa Finance C.V. and the Bank Trustee in the Agreed Form;

“Secured Obligations” means the obligations of the Borrower and each other Security Party to the Bank Beneficiaries or any of them under this Agreement and the other Facility Documents and includes such obligations in respect of all sums of money (including, without limitation, the aggregate of the Loans and interest accrued and accruing thereon) from time to time owing to the Bank Beneficiaries or any of them, whether actually or contingently and whether or not due and payable, under this Agreement and the other Facility Documents or any of them (disregarding for this purpose the provisions of clause 19 and any analogous provision of any other Facility Document);

“Secured Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future, actual or contingent) constituted by and conferred upon the Beneficiaries or any of them under or pursuant to the Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Bank Beneficiary in the Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Security Documents), (ii) all moneys and other assets paid or transferred to or vested in any Bank Beneficiary or any agent of any Bank Beneficiary or any Insolvency Official or received or recovered by any Bank Beneficiary or any agent of any Bank Beneficiary or any Insolvency Official pursuant to, or in connection with, any of the Security Documents and any notices, or acknowledgements or undertakings given in respect of or in connection with any of the Security Documents, whether from any Security Party or any other person and (iii) all moneys, investments, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Bank Beneficiary or any agent of any Bank Beneficiary or any Insolvency Official in respect of the same (or any part thereof);

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means the Co-ordination Deed, the Account Pledges, the Accounts Repledge, the Bank Security Assignment, the Dutch Security Pledge, the Notices of Assignment and any other deed, document, agreement or instrument executed by any party as security for, or in relation to, its or any other party’s obligations to any of the Beneficiaries including any deed, document, agreement or other instrument amending, varying, supplementing, ratifying, confirming, extending, acceding to or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof;

“Security Parties” means, at any time, each party (including the Borrower) to any Facility Document which at that time has not been released and discharged by the Bank Trustee other than the Bank Beneficiaries, the Facility Agent, the Security Trustee and the Account Bank;

“Security Period” means the period commencing on the date of this Agreement and, in relation to the Facilities, terminating on the date on which all the Secured Obligations have been paid, repaid, satisfied, performed and discharged in full;

“Security Trustee” means ING Bank Nederland N.V. of Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, in its capacity as security trustee for the purposes of the Project Facility Documents or such other person as may be appointed security trustee pursuant to clause 16.15.2 of the Project Loan Agreement, and includes its successors in title;

“Share” in relation to a Bank, means the proportion which that Bank’s Commitments bears to the Total Commitments;

“Skycrest” means Skycrest Overseas Inc., a company incorporated under the laws of the British Virgin Islands with company number 493925 and with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

“Spill” means any actual or threatened emission, spill, release or discharge of any Relevant Substance into the Environment;

“Sponsor” means Queiroz Galvão Óleo e Gás S.A., a company organised under the laws of Brazil, registered under the Tax Roll number 30.521.090/001-27 and its registered office at Avenue Presidente Antônio Carlos, 51-7th Floor, Rio de Janeiro, RJ, CEP, 20030-010, Brazil;

“Stichting” means Stichting Mimosa Finance, a Dutch foundation with its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands;

“Subsequent Advance” means in relation to the A Facility, any Facility A Subsequent Advance, and in relation to the B Facility, any Facility B Subsequent Advance;

“Subsidiary” of (a) a person incorporated or formed outside England and Wales means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than fifty (50) per cent of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise; and (b) a person incorporated in England and Wales means a subsidiary within the meaning of section 736 of the Companies Act 1985;

“Substitute Basis” shall have the meaning given to that term in clause 5.6.2;

“Swap Advances” means the Facility A Swap Advances and the Facility B Swap Advances and “Swap Advance” means any of them;

“Swap Payment” has the meaning given to that term in the Project Loan Agreement;

“Swap Rebate” has the meaning given to that term in the Project Loan Agreement;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of a similar nature together with interest thereon and penalties in respect thereof and “Tax” and “Taxation” shall be construed accordingly;

“Termination Date” means, in relation to a Facility, the earliest to occur of:

(a)	the Total Loss Date relating to the Rig relating to that Facility;

(b)	the date stipulated by the Bank Agent in any notice relating to that Facility issued pursuant to clause 11.3 (Acceleration) or, where such notice either declares the Loan outstanding under that Facility to be repayable on demand or does not stipulate a date, the date of that notice;

(c)	the date on which the Total Commitments relating to that Facility are reduced to zero pursuant to clause 6.3 (Additional voluntary prepayment);

(d)	the date on which the Borrower is required to make prepayment of the Loan outstanding under that Facility (i) pursuant to clause 6.4 (Mandatory prepayment) (other than any partial mandatory prepayment in accordance with clause 6.4.3) or (ii) pursuant to clause 6.5 (Prepayment on Total Loss); or

(e)	the date specified in any notice relating to that Facility given by the Bank Agent pursuant to clause 13.1 (unlawfulness);

“Timbauba” means Timbauba International Ltd., a company incorporated under the laws of the British Virgin Islands with company number 491980 and with its registered office at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands;

“Total Commitment” means at any relevant time in relation to the A Facility, the Facility A Total Commitment and in relation to the B Facility, the Facility B Total Commitment, and “Total Commitments” means each of the Facility A Total Commitment and the Facility B Total Commitment;

“Total Loss Date” has the meaning given to that term in the Project Loan Agreement;

“Transaction Documents” means and includes the Facility Documents, the Option Agreements, the Partnership Interest Option Agreement, the Mimosa Shareholder Agreement, the Borrower Partnership Agreement, and shall include any other deed, document, agreement or instrument executed under pursuant to or in connection with any of the foregoing documents, including any deed, document, agreement or instrument amending, varying, confirming, extending or renewing any of the foregoing documents or any terms and conditions thereof or consenting to the amendment or variation of the terms or conditions thereof;

“Transfer Certificate” means a certificate substantially in the terms of Schedule 4;

“Transferee” has the meaning given to that term in clause 15.3 (Transfer);

“USA” means the United States of America;

“Value Added Tax” or “VAT” means value added tax as provided for in VATA and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union or any body or agency thereof and Belasting over Toegevoegde Waarde imposed in The Netherlands and any Tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover Tax replacing or introduced in addition to any of the same; and

“VATA” means the Value Added Tax Act 1994.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to an “Agent”, any “Bank Beneficiary”, any “Bank”, any “Security Party”, any “Party”, the “Borrower”, the “Bank Agent”, the “Bank Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Bank Agent and Bank Trustee, any person for the time being appointed as Bank Agent or, as the case may be, Bank Trustee or Bank Trustees in accordance with the Transaction Documents;

1.4.2	references to clauses, paragraphs or schedules are to be construed as references to the clauses and paragraphs of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended, varied, supplemented, extended, novated or substituted in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the relevant Agent or the Majority Banks or the Banks, as the case may be and, for the avoidance of doubt, where such consent is required, if any such agreement or other document is amended, varied, supplemented, extended, novated or substituted otherwise than with the consent of the relevant Agent or the Majority Banks or the Banks, as the case may be, each reference to that agreement or document (including references to a class of agreements, such as the “Transaction Documents”) shall be references to or include reference to that agreement or document as it existed prior to the relevant amendment, variation, supplement, extension, novation or substitution and, until the due execution and delivery of any Agreed Form document, references to the provisions of, and terms and expressions defined in, any such document shall be construed as references to the provisions of and terms and expressions defined in the Agreed Form of such document;

1.4.4	references to a “regulation” include any present or future regulation, rule, official directive, requirement, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, authority, department or central bank or any regulatory, self-regulatory or other authority or organisation;

1.4.5	words importing the plural shall include the singular and vice versa;

1.4.6	unless otherwise specified, references to a time of day are to Amsterdam time;

1.4.7	references to a “person” shall be construed as including references to an individual, partnership, joint venture, firm, company, corporation, association, trust, unincorporated body of persons or any state or any of its agencies, departments or political sub-divisions (whether having distinct legal personality or not);

1.4.8	“assignee” or “assignees” of a person shall include any person who has assumed all or some of the rights and/or obligations of the relevant person, whether by assignment or novation or otherwise;

1.4.9	references to “assets” include all or part of any present and future business, undertaking, real property, personal property, uncalled capital, revenue and any rights of any description (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

1.4.10	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any Indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its Indebtedness and “guaranteed” shall be construed accordingly;

1.4.11	references to the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. London time on the day on which the calculation falls to be made for spot delivery as determined by the Bank Agent;

1.4.12	a “law” (1) includes any common law, statue, decree, constitution, regulation, order, judgment or directive of any governmental entity; (2) includes any treaty, pact, compact or other agreement to which any government entity is a signatory or party; (3) includes any judicial or administrative interpretation or application thereof and (4) is a reference to that provision as amended, substituted or re-enacted; and

1.4.13	references to any enactment shall be deemed to include references to such enactment as re-enacted, modified, amended or extended.

1.5	Rights of third parties

1.5.1	Unless expressly provided to the contrary in this Agreement, any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

1.5.2	Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not at any time required to rescind or amend this Agreement.

1.5.3	Subject always to the provisions of clause 16.18, each of the Bank Beneficiaries shall have the right to enjoy and enforce the benefit of any term of this Agreement which is expressed to be for its benefit or expressly purports to confer a benefit on such person.

1.6	Instructions of Banks

Where this Agreement or any other Facility Document provides for (i) any matter to be determined by reference to the opinion of the Majority Banks or, as the case may be, all of the Banks, (ii) any matter to be subject to the consent or request of the Majority Banks or, as the case may be, all of the Banks, or (iii) any action to be taken on the instructions of the Majority Banks or, as the case may be, all of the Banks, that opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks or, as the case may be, all of the Banks if all of the Banks shall have received prior notice of the matter or action in respect of which that opinion, consent, request or instructions is or are required and the Majority Banks or, as the case may be, all of the Banks shall have given or issued (or, if expressly contemplated by the relevant provision of this Agreement or any other Facility Document, be deemed to have been given or issued) that opinion, consent, request or instructions, but so that each party hereto other than the Bank Agent shall be entitled (and bound) to assume that that notice shall have been duly received by all of the Banks and that the relevant number shall have been obtained to constitute Majority Banks or, as the case may be, all of the Banks whether or not this is in fact the case unless the Bank Agent shall have notified that party that that relevant number has not been obtained.

1.7	Instructions of Bank Agent

Where this Agreement or any other Facility Document provides for any action to be taken by the Bank Trustee on the instructions of the Bank Agent, each party hereto other than the Bank Agent and the Bank Trustee shall be entitled (and bound) to assume that those instructions have been validly given or issued whether or not this is in fact the case unless the Bank Agent or the Bank Trustee shall have notified that party that those instructions have not been given or issued.

1.8	Co-ordination Deed

This Agreement shall be read together with the Co-ordination Deed. In the event of any conflict between any provision of this Agreement, on the one hand, and any provision of the Co-ordination Deed, on the other hand, the provisions of the Co-ordination Deed shall prevail.

1.9	Dutch terms

In this Agreement, where it relates to a Dutch person, a reference to:

1.9.1	a necessary action to authorise where applicable, includes without limitation:

(a)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(b)	obtaining a positive advice (positief advise) from the competent works council(s);

1.9.2	a winding up, administration or dissolution includes a Dutch person being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

1.9.3	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

1.9.4	any step or procedure taken in connection with the insolvency proceedings includes a Dutch person having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

1.9.5	a trustee in bankruptcy includes a bankruptcy;

1.9.6	an administrator includes a bewindvoerder;

1.9.7	an attachment includes a beslag.

2	The facility

2.1	Amount

2.1.1	The Banks, relying upon each of the representations and warranties in clause 9, agree to make available upon and subject to the terms of this Agreement:

(a)	a principal sum up to the A Facility Limit in relation to the Borrower’s obligations under the Mimosa Shareholder Agreement to invest in preference shares of Mimosa in order to fund Mimosa’s obligations to make Rig A Principal Advances, Rig A Swap Advances, Rig A Interest Advances and the Rig A Intercompany Interest Advance under the Project Loan Agreement; and

(b)	a principal sum up to the B Facility Limit in relation to the Borrower’s obligations under the Mimosa Shareholder Agreement to invest in preference shares of Mimosa in order to fund Mimosa’s obligations to make Rig B Principal Advances, Rig B Swap Advances, Rig B Interest Advances and the Rig B Intercompany Interest Advance under the Project Loan Agreement.

2.1.2	The obligation of each Bank under this Agreement shall be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment to the Facility of which such Advance forms a part bears to the Total Commitment relating to that Facility. No Bank shall be obliged to contribute to any Advance any amount in excess of its Commitment to the Facility of which such Advance forms a part.

2.2	Reduction of the Facility Limit

2.2.1	The Borrower acknowledges and agrees that the Facility Limits and the Commitments have been calculated on the basis that they equal the Facility Limits and Commitments (as each term is defined in the Project Loan Agreement) respectively. Accordingly, if pursuant to clause 2.2 of the Project Loan Agreement the Facility Limits and/or Commitments (as each term is defined in the Project Loan Agreement) are recalculated, the Facility Limits and Commitments under this Agreement shall be amended so as to be equal thereto, provided however, for the avoidance of doubt, no such amendment will result in an increase in the Facility Limits or Commitments under this Agreement applicable as at the date of this Agreement.

2.2.2	Any reduction of the Facility Limit applicable to a Facility shall reduce the Total Commitment to that Facility by the amount of such reduction and the Commitment of each Bank to that Facility shall be reduced in the proportion which that Bank’s Commitment to that Facility bears to the Total Commitment to that Facility.

2.3	Obligations several

The obligations of each Bank under this Agreement are several; the failure of any Bank to perform such obligations shall not relieve any other Bank, the Bank Agent, the Bank Trustee or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall the Bank Agent or the Bank Trustee be responsible for the obligations of any Bank (except for its own obligations, if any, as a Bank) nor shall any Bank be responsible for the obligations of any other Bank under this Agreement.

2.4	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Bank Agent, the Bank Trustee and the Banks are several and the amount due to the Bank Agent (for its own account), to the Bank Trustee and to each Bank is a separate and independent debt. The Bank Agent, the Bank Trustee and each Bank shall (subject to the express provisions of this Agreement (including clause 16.18) and the other Facility Documents) have the right to protect and enforce their respective rights arising out of this Agreement and it shall not be necessary for the Bank Agent, the Bank Trustee or any Bank (as the case may be) to be joined as an additional party in any proceedings for this purpose, provided however that no Bank acting alone in its capacity as a Bank shall be entitled to declare an Event of Default.

3	Conditions

3.1	General Conditions

The obligation of each Bank to make its Commitment to either Facility available under this Agreement shall be subject to the condition that (a) the Agents, or their duly authorised representative, shall have received not later than three (3) Banking Days or such shorter period as the Bank Agent may agree before the date on which any Drawdown Notice in respect of a First Advance of either Facility is given, the documents and evidence specified in schedule 3 part 1 of this Agreement and schedule 3 part 1 of the Project Loan Agreement, in each case, in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraph 4 of part 1 of Schedule 3 of this Agreement and/or paragraphs 4 and 10 of part 1 of schedule 3 of the Project Loan Agreement, in form and substance satisfactory to the Banks) and (b) the Bank Agent shall have notified the Banks of the receipt of such documents and evidence, which the Bank Agent agrees to do promptly after receipt thereof.

3.2	Conditions precedent to making of an Advance

The obligation of each Bank to contribute to any Advance is subject to the further conditions that at the date of the relevant Drawdown Notice (in the case of Principal Advances, Swap Advances and Intercompany Interest Advances) and on the Drawdown Date of that Advance (in the case of Principal Advances, Intercompany Interest Advances, Swap Advances or Interest Advances):

3.2.1	no Default shall have occurred and be continuing or would result from the making of such Advance;

3.2.2	the proposed Drawdown Date is a Banking Day within (a) the Availability Period relating to the Facility of which that Advance would form a part and/or, as the case may be, (b) the Availability Period relating to that Advance; and

3.2.3

(a)	in relation to any Facility A Principal Advance: (i) the amount of that Facility A Principal Advance shall be not less than twelve million five hundred thousand Dollars ($12,500,000), (ii) the amount of that Facility A Principal Advance, when aggregated with all other Facility A Principal Advances made or to be made on or prior to the Drawdown Date of that Facility A Principal Advance, will not exceed the Facility A Principal Facility Limit and (iii) the Bank Agent is satisfied that the requirements of clause 3.2.3(a)(iii) of the Project Loan Agreement will be complied with;

(b)	in relation to any Facility B Principal Advance: (i) the amount of that Facility B Principal Advance shall be not less than twelve million five hundred thousand Dollars ($12,500,000), (ii) the amount of that Facility B Principal Advance, when aggregated with all other Facility B Principal Advances made or to be made on or prior to the Drawdown Date of that Facility B Principal Advance, will not exceed the Facility B Principal Facility Limit and (iii) the Bank Agent is satisfied that the requirements of clause 3.2.3(b)(iii) of the Project Loan Agreement will be complied with;

(c)	in relation to any Facility A Interest Advance, the amount of that Facility A Interest Advance, when aggregated with all Facility A Interest Advances, all Facility A Swap Advances and any Facility A Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Facility A Interest Facility Limit;

(d)	in relation to any Facility B Interest Advance, the amount of that Facility B Interest Advance, when aggregated with all Facility B Interest Advances, all Facility B Swap Advances and any Facility B Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Facility B Interest Facility Limit;

(e)	in relation to the Facility A Intercompany Interest Advance, the amount of the Facility A Intercompany Interest Advance shall not exceed eight million Dollars ($8,000,000) and shall not, when aggregated with all Facility A Interest Advances and all Facility A Swap Advances advanced or to be advanced on or prior to that Drawdown Date, exceed the Facility A Interest Facility Limit;

(f)	in relation to the Facility B Intercompany Interest Advance, the amount of the Facility B Intercompany Interest Advance shall not exceed eight million Dollars ($8,000,000) and shall not, when aggregated with all Facility B Interest Advances and all Facility B Swap Advances advanced or to be advanced on or prior to that Drawdown Date, exceed the Facility B Interest Facility Limit;

(g)	in relation to any Facility A Swap Advance, the amount of that Facility A Swap Advance, when aggregated with all Facility A Swap Advances, all Facility A Interest Advances and any Facility A Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Facility A Interest Facility Limit; and

(h)	in relation to any Facility B Swap Advance, the amount of that Facility B Swap Advance, when aggregated with all Facility B Swap Advances, all Facility B Interest Advances and any Facility B Intercompany Interest Advance advanced or to be advanced on or prior to that Drawdown Date, shall not exceed the Facility B Interest Facility Limit.

3.3	Conditions Precedent to a First Advance

The obligation of each Bank to contribute to a First Advance shall be subject to the further conditions that:

3.3.1

(a)	in respect of the Facility A First Advance: (i) the Agents, or their duly authorised representative, shall have received, no later than four (4) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Facility A First Advance is given, the documents and evidence specified in schedule 3 part 2 of this Agreement or schedule 3 part 2 of the Project Loan Agreement (other than those relating exclusively to the Rig B Owner and/or Rig B) in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraph 3 of schedule 3 part 2 of this Agreement and/or paragraph 3 and 15(f) of schedule 3 part 2 of the Project Loan Agreement, in form and substance satisfactory to the Banks) and (ii) the Bank Agent shall have notified the Banks of the receipt of such documents and evidence which the Bank Agent agrees to do promptly after receipt thereof, provided that if (A) the Drawdown Date of the Facility A First Advance will be on or prior to the date falling ten (10) Banking Days after the date of this Agreement, and (B) the Bank Agent (acting on the instructions of the Majority Banks, each Bank acting reasonably) believes that during the period commencing on the date of this Agreement and ending on that Drawdown Date there has been no change in circumstances or law which may adversely affect any right, title or interest of any Bank Beneficiary, any of the documents or evidence which has been provided pursuant to and in accordance with clause 3.1 shall not be required to be provided again under this clause 3.3.1;

(b)	in respect of the Facility B First Advance: (i) the Agents, or their duly authorised representative, shall have received, no later than four (4) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Facility B First Advance is given, the documents and evidence specified in schedule 3 part 2 of this Agreement or schedule 3 part 2 of the Project Loan Agreement (other than those relating exclusively to the Rig A Owner and/or Rig A) in form and substance satisfactory to the Agents (and, in the case of the documents and evidence specified in paragraph 3 of schedule 3 part 2 of this Agreement and/or paragraph 3 and 15(f) of schedule 3 part 2 of the Project Loan Agreement, in form and substance satisfactory to the Banks) and (ii) the Bank Agent shall have notified the Banks of the receipt of such documents and evidence which the Bank Agent agrees to do promptly after receipt thereof, provided that if (A) the Drawdown Date of the Facility B First Advance will be on or prior to the date falling ten (10) Banking Days after the date of this Agreement, and (B) the Facility Agent (acting on the instructions of the Majority Banks, each Bank acting reasonably) believes that during the period commencing on the date of this Agreement and ending on that Drawdown Date there has been no change in circumstances or law which may adversely affect any right, title or interest of any Bank Beneficiary, any of the documents or evidence which has been provided pursuant to and in accordance with clause 3.1 shall not be required to be provided again under this clause 3.3.1;

3.3.2	The Parent Sponsor and the Sponsor and Constellation have each complied with their obligations referred to in clause 3.3.2 or, as the case may be, clause 3.9 of the Project Loan Agreement.

3.4	Conditions precedent to a Subsequent Advance

The obligation of each Bank to contribute to a Subsequent Advance shall be subject to the further conditions that:

3.4.1	in respect of a Facility A Subsequent Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for that Facility A Subsequent Advance is given, the documents and evidence specified in part 3 of Schedule 3 of this Agreement or part 3 of schedule 3 of the Project Loan Agreement (other than those relating exclusively to the Rig B Owner and/or Rig B) in form and substance satisfactory to the Agents (and, where paragraph 3 of part 3 of Schedule 3 of this Agreement and/or paragraph 4 of part 3 of schedule 3 of the Project Loan Agreement apply, the documents specified therein in form and substance satisfactory to the Banks);

(b)	the Bank Agent shall have notified the Banks of the receipt of such documents and evidence, which the Bank Agent agrees to do promptly after receipt thereof; and

(c)	in the case of the Facility A Intercompany Principal Advance, the Bank Agent is satisfied that the requirements of clause 3.4.1(c) of the Project Loan Agreement will be complied with.

3.4.2	in respect of a Facility B Subsequent Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for that Facility B Subsequent Advance is given, the documents and evidence specified in part 3 of Schedule 3 of this Agreement or part 3 of schedule 3 of the Project Loan Agreement (other than those relating exclusively to the Rig A Owner and/or Rig A) in form and substance satisfactory to the Agents (and, where paragraph 3 of part 3 of Schedule 3 of this Agreement and/or paragraph 4 of part 3 of schedule 3 of the Project Loan Agreement apply, the documents specified therein in form and substance satisfactory to the Banks);

(b)	the Bank Agent shall have notified the Banks of the receipt of such documents and evidence, which the Bank Agent agrees to do promptly after receipt thereof; and

(c)	in the case of the Facility B Intercompany Principal Advance, the Bank Agent is satisfied that the requirements of clause 3.4.2(c) of the Project Loan Agreement will be complied with.

3.5	Conditions precedent to an Intercompany Interest Advance

The obligation of each Bank to contribute to an Intercompany Interest Advance shall be subject to the further conditions that:

3.5.1	in respect of the Facility A Intercompany Interest Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Facility A Intercompany Interest Advance is given, evidence satisfactory to the Bank Agent that the Rig A Intercompany Loan has become repayable and that accrued interest thereunder is at least equal to the amount of the Facility A Intercompany Interest Advance;

(b)	the Bank Agent shall have notified the Banks of the receipt of such evidence, which the Bank Agent agrees to do promptly after receipt thereof;

(c)	the Facility A First Advance shall have been made; and

(d)	the Borrower has satisfied all relevant conditions to the making of the Facility A Intercompany Principal Advance, and that the Facility A Intercompany Principal Advance is made simultaneously with the Facility A Intercompany Interest Advance.

3.5.2	in respect of the Facility B Intercompany Interest Advance:

(a)	the Agents, or their duly authorised representative, shall have received, no later than three (3) Banking Days or such shorter period as the Agents may agree before the date on which the Drawdown Notice for the Facility B Intercompany Interest Advance is given, evidence satisfactory to the Bank Agent that the Rig B Intercompany Loan has become repayable and that accrued interest thereunder is at least equal to the amount of the Facility B Intercompany Interest Advance;

(b)	the Bank Agent shall have notified the Banks of the receipt of such evidence, which the Bank Agent agrees to do promptly after receipt thereof;

(c)	the Facility B First Advance shall have been made; and

(d)	the Borrower has satisfied all relevant conditions to the making of the Facility B Intercompany Principal Advance, and that the Facility B Intercompany Principal Advance is made simultaneously with the Facility B Intercompany Interest Advance.

Conditions Precedent to a Swap Advance

The obligation of each Bank to contribute to a Swap Advance shall be subject to the further conditions that:

3.5.3	in respect of a Facility A Swap Advance, the Bank Agent is satisfied that the requirements of clause 3.6.1 of the Project Loan Agreement will be complied with;

3.5.4	in respect of a Facility B Swap Advance, the Bank Agent is satisfied that the requirements of clause 3.6.2 of the Project Loan Agreement will be complied with.

3.6	Waiver of conditions precedent

The conditions specified in this clause 3 are inserted solely for the benefit of the Banks and may be waived on their behalf in whole or in part and with or without conditions by the Bank Agent, acting on the instructions of the Majority Banks; and

3.6.1	(in the case of a First Advance) without prejudicing the right of the Bank Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of a Subsequent Advance, Intercompany Interest Advance or a Swap Advance; and

3.6.2	(in the case of a Subsequent Advance, Swap Advance or an Intercompany Interest Advance) without prejudicing the rights of the Bank Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Subsequent Advance, Swap Advance and/or, as the case may be, an Intercompany Interest Advance, apart from the conditions specified in paragraphs 3, 4 and 7 of part 1 of Schedule 3 of this Agreement and paragraphs 3, 4, 7 and 10 of part 1 of Schedule 3 of the Project Loan Agreement, paragraphs 2, 3 and 5 of part 2 of Schedule 3 of this Agreement and paragraphs 2, 3, 7, 8 11, 12 and 15 of part 2 of schedule 3 of the Project Loan Agreement, and paragraphs 3, 4 and 6 of part 3 of Schedule 3 of this Agreement and paragraphs 3, 4, 8 and 10 of part 3 of Schedule 3 of the Project Loan Agreement, which in each case may not be waived by the Bank Agent whether in whole or in part and with or without conditions unless all the Banks so agree.

4	Advances

4.1	Drawdown Notices for Principal Advances

When the Borrower wishes to draw down a Principal Advance, an Intercompany Interest Advance or a Swap Advance and is entitled to do so under the terms of this Agreement, it shall serve a Drawdown Notice on the Bank Agent not later than noon Central European time on the third Banking Day before the proposed Drawdown Date, or such lesser period as the Bank Agent (in consultation with the Majority Banks) may agree. The Drawdown Notice shall set out:

4.1.1	the Facility of which that Principal Advance, Swap Advance or, as the case may be, Intercompany Interest Advance will form a part;

4.1.2	the Drawdown Date for that Principal Advance, Swap Advance or, as the case may be, Intercompany Interest Advance; and

4.1.3	the amount of such Principal Advance, Swap Advance or, as the case may be, Intercompany Interest Advance.

A Drawdown Notice shall be effective on actual receipt by the Bank Agent and, once given, shall, subject as provided in clause 5.6 (Market disruption, non-availability) be irrevocable.

4.2	Interest Advances

4.2.1	On each Interest Payment Date and each Commitment Fee Date relating to a Facility which falls before the Initial Charter Hire Date of Rig A, in the case of the A Facility, or Rig B, in the case of the B Facility, the Banks shall, subject to clause 3.2 and unless the Bank Agent has issued a notice pursuant to clause 11.3, be deemed to advance to the Borrower a principal amount equal to the amount of (a) interest then due for payment on the relevant Loan by the Borrower pursuant to clause 5.1 less the amount of any Swap Rebate (if any) payable to the Project Borrower on the relevant Interest Payment Date and/or, as the case may be, (b) Commitment Fee then due for payment on the undrawn Total Commitment of that Facility by the Borrower pursuant to clause 7.1.

4.2.2	Each amount deemed so advanced pursuant to clause 4.2.1 shall be treated as having been made and applied in or towards payment of the interest or, as the case may be, Commitment Fee in respect of which it is advanced and shall for all purposes of this Agreement be treated as an Interest Advance made by the Banks and shall be capitalised so as to form part of the Facility A Loan, in respect of a Facility A Interest Advance or, as the case may be, the Facility B Loan in respect of a Facility B Interest Advance and shall bear interest in accordance with the other provisions of this Agreement. For the avoidance of doubt, no Drawdown Notice need be given by the Borrower in relation to an Interest Advance deemed to be made and applied pursuant to this clause 4.2.

4.2.3	The provisions of this clause 4.2 are without prejudice to the obligation of the Borrower to pay all amounts which are payable under this Agreement when due. If as a consequence of any term of this Agreement an Interest Advance is not deemed to be advanced, or the amount of an Interest Advance deemed to be advanced is less than the full amount of interest on the relevant Loan then due for payment pursuant to clause 5.1 or, as the case may be, the full amount of Commitment Fee on the undrawn Total Commitment of the relevant Facility then due for payment pursuant to clause 7.1, the Borrower shall be obliged to pay when due any such interest or, as the case may be, Commitment Fee to the extent not satisfied by an Interest Advance.

4.2.4	The Bank Agent will notify the Borrower as soon as practicable, but in any case, provided that the Bank Agent has received notification from the Borrower of the amount of any Swap Rebate payable to the Project Borrower on the Drawdown Date of the relevant Interest Advance:

(a)	no later than the Drawdown Date of that Interest Advance, if the aggregate of that Interest Advance and that Swap Rebate will not be sufficient to satisfy all interest due on that Drawdown Date on the relevant Loan; and

(b)	no later than the date falling two (2) Banking Days prior to the relevant Drawdown Date, if the aggregate of any Interest Advance and any Swap Advance which would otherwise have been made on that Drawdown Date would have resulted in the Interest Facility Limit of the relevant Facility being exceeded.

4.3	Notification to Banks

Subject to the provisions of clause 3 (Conditions) the Bank Agent shall notify each Bank of its portion of the relevant Advance and any Swap Rebate payable to the Project Borrower:

4.3.1	in respect of each Principal Advance, Swap Advance and Intercompany Interest Advance, promptly after receipt of a Drawdown Notice complying with the terms of this Agreement (and in any case not later than 11 a.m. Central European time on the third Banking Day before the proposed Drawdown Date, other than in circumstances where the Bank Agent and the Majority Banks have agreed a lesser notice period under clause 4.1, in which case notification shall be given as soon as practicable) and at the same time, provide a copy of the Project Expenditure Certificate (as defined in the Project Loan Agreement) which the Bank Agent has received on the date of such Drawdown Notice; and

4.3.2	in respect of each Interest Advance deemed to be made pursuant to clause 4.2 and/or any Swap Rebate payable to the Project Borrower, on the third Banking Day before the applicable Interest Payment Date or, as the case may be, Commitment Fee Date other than in circumstances where the Bank Agent and the Majority Banks have agreed a lesser notice period, in which case notification shall be given as soon as practicable.

4.4	Availability

Subject to the provisions of clause 3 (Conditions) and following receipt of notification in accordance with clause 4.3 above:

4.4.1	in respect of each Principal Advance, Swap Advance and each Intercompany Interest Advance, each of the Banks shall on the Drawdown Date for each such Advance make available to the Bank Agent its portion of the relevant Advance in accordance with clause 8.2 (Payments by the Banks); and

4.4.2	in respect of each Interest Advance, each of the Banks shall on the applicable Interest Payment Date or, as the case may be, Commitment Fee Date, be deemed to make available to the Bank Agent its portion of the relevant Interest Advance for application by the Bank Agent in accordance with clause 4.2 above.

4.5	Termination of Commitments

Any part of the Commitment relating to a Facility undrawn at the end of the Availability Period of that Facility shall thereupon be automatically reduced to zero.

4.6	Application of proceeds

Without prejudice to the Borrower’s obligations under clause 10.2.3 (Use of proceeds), none of the Bank Beneficiaries shall have any responsibility for the application by the Borrower of the proceeds of any Advance and, in the case of the Interest Advances deemed to be made pursuant to clause 4.2 above, these shall be treated as being applied by the Bank Agent in accordance with clause 4.2.2.

4.7	For the avoidance of doubt, Facility A Commitments can only be applied towards Facility A Advances and Facility B Commitments can only be applied towards Facility B Advances.

5	Interest and Interest Periods; alternative interest rates

5.1	Normal interest rate

The Borrower shall pay interest on each Advance or, as the case may be, each Loan in respect of each Interest Period relating thereto on the relevant Interest Payment Date at the rate per annum determined by the Bank Agent to be the aggregate of (a) the applicable Margin, (b) LIBOR for such Interest Period and (c) the applicable Mandatory Cost, if any. The net amount of interest due in respect of a Loan on any Interest Payment Date falling before the Initial Charter Hire Date of Rig A, in the case of the Facility A Loan, or Rig B, in the case of the Facility B Loan shall, subject to the provisions of clause 4.2 (and after deducting therefrom the amount (if any) of any Swap Rebate payable on that Interest Payment Date under the Bareboat Charter relating to Rig A, in the case of the Facility A Loan, or Rig B, in the case of the Facility B Loan), be capitalised and deemed to be paid by virtue of the Interest Advances deemed to be made in respect of that interest pursuant to clause 4.2. Thereafter, the Borrower shall pay interest on each Loan in respect of the Interest Period commencing on the last Interest Payment Date falling prior to the Initial Charter Hire Date of Rig A, in the case of the Facility A Loan, or Rig B, in the case of the Facility B Loan and ending on the next following Quarter Date falling in a succeeding calendar month to that Initial Charter Hire Date and such interest shall not be capitalised.

5.2	Determination of Interest Periods

Each Interest Period shall be of a duration of three (3) months (subject to clause 5.1 and the remaining provisions of this clause 5.2) or such other period as the Borrower shall agree with the Bank Agent (acting on the instructions of the Majority Banks acting reasonably) from time to time, so that:

5.2.1	the initial Interest Period in respect of the First Advance relating to a Facility or, if an Interest Advance (in respect of Commitment Fee) relating to a Facility is deemed to be made prior to that First Advance, in respect of that Interest Advance, shall commence on the Drawdown Date for that First Advance or, as the case may be, Interest Advance and shall end on the next following Quarter Date and each subsequent Interest Period in respect of that First Advance or, as the case may be, Interest Advance shall commence on the expiry of the previous Interest Period and end on the next following Quarter Date;

5.2.2	the initial Interest Period for any Subsequent Advance, Swap Advance or Intercompany Interest Advance shall commence on the Drawdown Date for that Advance and shall end on the last day of the then current Interest Period of the Loan of which that Advance forms a part and, on the last day of such Interest Period, that Advance shall be consolidated with that Loan and shall thereafter together constitute that Loan;

5.2.3	the initial Interest Period in respect of any Subsequent Advance, Swap Advance or Intercompany Interest Advance made during the Interest Period relating to the Loan of which that Advance forms a part in which the Initial Charter Hire Date of Rig A, in the case of the Facility A Loan, or Rig B, in the case of the Facility B Loan falls shall commence on the Drawdown Date for that Advance and shall end on the next following Quarter Date which falls in a calendar month succeeding the calendar month in which that Initial Charter Hire Date falls and, on the last day of such Interest Period, the First Advance, each Subsequent Advance, each Swap Advance and (if applicable) the Intercompany Interest Advance relating to that Facility made during any previous Interest Period and each of those Advances shall be consolidated and shall thereafter together constitute the relevant Loan;

5.2.4	the first Interest Period for any Interest Advance relating to a Loan or a Facility shall commence on the date on which it is deemed to be advanced and shall end on the last day of the Interest Period then current or, as the case may be, which then commences relating to the Loan of which that Interest Advance forms a part of or, as the case may be, is constituted by that Interest Advance, and thereafter all Interest Periods for any Interest Advance relating to that Facility and the Loan relating to that Facility shall be coterminous and any such Interest Advance and that Loan shall be treated as one Loan;

5.2.5	where the last day of an Interest Period would otherwise fall on a day which is not a Banking Day, the last day of such Interest Period shall fall instead on the next following Banking Day or, as the case may be, the immediately preceding Banking Day in accordance with the provisions of clause 8.3; and

5.2.6	the final Interest Period applicable to a Loan shall not extend beyond the Final Maturity Date of the Facility to which that Loan relates.

5.3	Interest for late payment

5.3.1	If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.3) on its due date for payment under this Agreement or any of the Facility Documents to which the Borrower is party, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank Agent pursuant to clause 5.3.2. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank Agent (after consultation with the Banks so far as reasonably practicable in the circumstances) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding period.

5.3.2	The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank Agent) of (a) two per cent (2.00%) per annum (b) the applicable Margin (c) LIBOR and (d) the applicable Mandatory Cost, if any, unless such unpaid sum is an amount of principal which shall have become due and payable by reason of a declaration by the Bank Agent under clause 11.3 (Acceleration) or a prepayment obligation pursuant to clauses 6.2 (Voluntary Prepayment), 6.3 (Additional Voluntary Prepayment), 6.4 (Mandatory Prepayment) or 13.1 (Unlawfulness), prior to the next succeeding Interest Payment Date relating thereto, in which case the first such period selected by the Bank Agent shall end on such Interest Payment Date and interest shall be payable on such unpaid sum during such period at a rate of two per cent (2.00%) above the rate applicable thereto immediately before it shall have become so due and payable.

5.3.3	Interest under this clause 5.3 shall be due and payable on the last day of each period determined by the Bank Agent pursuant to this clause 5.3 or, if earlier, on the date on which the sum in respect of which such interest is accruing shall actually be paid. If, for the reasons specified in clause 5.6.1(a) or 5.6.1(b), the Bank Agent is unable to determine a rate of LIBOR in accordance with the definition thereof in clause 1.2 and the foregoing provisions of this clause 5.3, each Bank shall promptly notify the Bank Agent of the cost of funds to such Bank (determined in accordance with the following provisions of this clause but excluding the Margin) and interest on any sum not paid on its due date for payment shall be calculated for each Bank at a rate determined by the Bank Agent to be two per cent (2.00%) per annum above the aggregate of the applicable Margin and the cost to such Bank of raising funds through its treasury operations at that time through any sources of funds available to such Bank at that time.

5.4	Notification of Interest Periods and interest rate

The Bank Agent shall notify the Borrower and the Banks promptly of the duration of each Interest Period or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined by it under this clause 5.

5.5	Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of “LIBOR” in clause 1.2) the interest rate for the relevant Interest Period shall be determined, subject to clause 5.6, on the basis of the quotations furnished by the remaining Reference Banks in accordance with the procedure set out in paragraph (b) of the definition of “LIBOR” in clause 1.2.

5.6	Market disruption; non-availability

5.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)	(at a time when Reference Bank quotations are required having regard to the definition of “LIBOR” in clause 1.2) the Bank Agent shall have determined, after consultation with the Reference Banks (which determination shall, in the absence of manifest error, be conclusive), that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period in accordance with any of the methods of determining LIBOR set out in paragraphs (a) and (b) of the definition of “LIBOR”; or

(b)	none or only one of the Reference Banks supplies the Bank Agent with a quotation for the purpose of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of “LIBOR” in clause 1.2); or

(c)	the Bank Agent shall have received notification from Banks with Contributions relating to the relevant Loan aggregating not less than one half of that Loan (or, prior to the Drawdown Date for the First Advance relating to the relevant Facility, Commitments relating to that Facility aggregating not less than one half of the Total Commitments relating to that Facility) that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their Contributions to that Loan for such Interest Period, the Bank Agent shall forthwith give notice (a “Determination Notice”) to the Borrower and to each of the Banks. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. If a Determination Notice is given in relation to a Facility at any time during the Availability Period of that Facility the undrawn amount of the Total Commitment of that Facility shall not be borrowed until notice to the contrary is given to the Borrower by the Bank Agent but Interest Advances will continue to be deemed to be made in respect of that Facility pursuant (and subject) to clause 4.2.

5.6.2	During the period of ten (10) days after any Determination Notice has been given by the Bank Agent under clause 5.6.1, each Bank shall certify an alternative basis (the “Substitute Basis”) for making available or, as the case may be, maintaining its Contribution to the relevant Facility. The Substitute Basis may (without limitation) include alternative interest periods or alternative rates of interest but shall include a margin above the cost of funds to such Bank (as such cost of funds is determined in accordance with the provisions of clauses 5.3.2 and/or 5.3.3 above) equivalent to the Margin and Mandatory Cost (if any) applicable to that Bank’s Contribution to that Facility and, with the agreement of the Borrower, the Substitute Basis may include an alternative currency or currencies. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank Agent notifies the Borrower that none of the circumstances specified in clause 5.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

5.7	Break Costs

5.7.1	The Borrower shall, within three (3) Banking Days of demand by a Bank, pay to that Bank its Break Costs attributable to all or any part of an Advance or a Loan being prepaid by the Borrower on a day other than the last day of an Interest Period for that Advance or Loan.

5.7.2	Each Bank shall, promptly after a demand by the Bank Agent, provide a certificate confirming, and providing reasonable details of, the amount of its Break Costs for any Interest Period in which they accrue.

6	Reduction, prepayment

6.1	Reduction

6.1.1	The Total Commitment relating to a Facility shall be reduced on each Application Date relating to that Facility by the Required Amount relating to that Facility for that Application Date. Any reduction of that Total Commitment shall reduce the Commitment relating to that Facility of each Bank in the proportion which that Bank’s Commitment relating to that Facility bears to the Total Commitment relating to that Facility.

6.1.2	If on any Application Date relating to a Facility (after the reduction of the Total Commitment relating to that Facility in accordance with clause 6.1.1 above) there remain any amounts available for application in accordance with clause 8.7.7 hereof, the Total Commitment relating to each Facility shall be further reduced by the balance of such moneys applied to the Facility A Loan, in the case of the Facility A, or the Facility B Loan, in the case of Facility B, and the Commitment to that Facility of each Bank shall be further reduced in the proportion which that Bank’s Commitment to that Facility bears to the Total Commitment relating to that Facility.

6.1.3	If after the reduction of the Total Commitment relating to a Facility on any Application Date, the Loan outstanding under that Facility would exceed the Total Commitment relating to that Facility as so reduced, the Borrower shall on such Application Date pay to the Bank Agent (for the account of the Banks) such amount in repayment of that Loan as shall ensure that that Loan does not exceed the Total Commitment relating to that Facility at such time.

6.1.4	The Total Commitment relating to a Facility shall be reduced to zero on the Final Maturity Date of that Facility and any amount of the Loan outstanding under that Facility on the Final Maturity Date relating to that Facility shall be repaid in full, together with all accrued interest and any other amount relating thereto payable under this Agreement and the other Facility Documents.

6.2	Voluntary prepayment

Provided that no Event of Default has occurred and is continuing, the Borrower may, upon ten (10) Banking Days written notice to the Bank Agent, prepay each of the Loans after both the Availability Periods relating to the Facilities have ended in whole or in part (being $5,000,000 or any larger sum which is either an integral multiple of $5,000,000 or an amount complying with the requirements of this clause) on any Interest Payment Date relating to that Loan, provided that the same proportion of the Loan outstanding in relation to each Facility is prepaid, without premium or penalty or Break Costs but without prejudice to any of the Borrower’s obligations under clause 12 (Indemnities). Upon any such notice of prepayment being given, the Total Commitment relating to each Facility shall be reduced by an amount equal to the amount of the prepayment of the Loan outstanding in relation to that Facility, provided however that if an Event of Default has occurred and is continuing, the Borrower shall only be entitled to prepay the Loans in full.

6.3	Additional voluntary prepayment

Provided that no Event of Default has occurred and is continuing, the Borrower may also, upon five (5) Banking Days written notice to the Bank Agent, prepay (in whole but not in part only), without premium or penalty, but without prejudice to its obligations under clauses 5.6 (Market disruption), 8.5 (Grossing up for Taxes) and 13.2 (Increased Costs) or the obligations of the Banks under clause 13.4 (Mitigation):

6.3.1	the Contribution of any Bank to which the Borrower shall have become obliged to pay additional amounts under clause 8.5 or 13.2;

6.3.2	any Bank’s Contribution to which a Substitute Basis applies by virtue of clause 5.6.2;

6.3.3	the Contribution of any Bank which has notified the Bank Agent of its Additional Cost Rate (under paragraph 3 of Schedule 8); or

6.3.4	the Contribution of any Bank which withholds consent to any sale of issued share capital of a Core Company as contemplated in clause 14.2.19(c) of the Deed of Proceeds and Priorities.

Upon any notice of such prepayment being given in relation to a Loan, the Commitment to the Facility under which the relevant Loan is outstanding of the relevant Bank shall be reduced to zero and the Total Commitment relating to that Facility shall be reduced by an amount equal to the Commitment to that Facility of the relevant Bank immediately prior to the delivery of that notice.

6.4	Mandatory prepayment

If at any time:

6.4.1

(a)	any Facility Document is not or ceases to be effective or any material provision thereof is not or ceases to be in full force and effect or any Facility Document or any material provision thereof is alleged by any Security Party to be ineffective for any reason, the Borrower shall, on the date falling ten (10) Banking Days following receipt by the Borrower and the applicable Security Party of notification of such ineffectiveness or alleged ineffectiveness from the Bank Trustee, prepay each of the Loans in full, whereupon the Total Commitments shall be reduced to zero, unless prior to that time (i) the ineffectiveness has been remedied or (ii) the Bank Trustee acting with the consent of the Banks has been satisfied that such allegation is without foundation or is spurious; or

(b)	the Rig Loans become prepayable under clause 6.4.1 of the Project Loan Agreement,

the Borrower shall prepay each of the Loans in full, whereupon the Total Commitments shall be reduced to zero; or

6.4.2	If:

(a)	it becomes unlawful for any Security Party to perform all or any of its material obligations under this Agreement or any of the Facility Documents, in each case to which it is party for any reason; or

(b)	this Agreement or any Facility Document or any material provision thereof ceases to be lawful and enforceable for any reason; or

(c)	any of the Security Documents comprising a security interest ceases to constitute a valid first priority security interest over the asset or property to which it relates; or

(d)	the Rig Loans become prepayable under clause 6.4.2 of the Project Loan Agreement,

the Borrower shall, in the case of (a), (b) and (c) above, on the date falling fifteen (15) Banking Days following receipt by the Borrower and the applicable Security Party of notice from the Bank Trustee of such unlawfulness or failure of security (or, if earlier, the Banking Day following receipt of such notice prior to the unlawfulness or failure of security taking effect) or, in the case of (d) above, on the date the Rig Loans become prepayable, prepay each of the Loans in full, whereupon the Total Commitments shall be reduced to zero unless prior to that time (i) any such unlawfulness, illegality and/or unenforceability has been remedied or (ii) the Borrower has provided or has procured the provision of replacement security satisfactory to the Bank Trustee acting with the consent of the Banks; or

6.4.3	on any Application Date any amounts remain available for application in accordance with clause 8.7.7 of this Agreement, such amounts shall be applied in pre-payment of the Loans in accordance with clause 8.7.7 of this Agreement and this clause 6.4.3.

6.5	Prepayment on Total Loss or Damage

6.5.1	Upon the date on which each of the Rig Loans, the Rig A Loan or, as the case may be, the Rig B Loan becomes prepayable under clause 6.5.1 of the Project Loan Agreement, the Borrower shall prepay each of the Loans, the Facility A Loan or, as the case may be, the Facility B Loan.

6.5.2	If, any amount of the Rig A Loan or the Rig B Loan become prepayable under clause 6.5.2 of the Project Loan Agreement, the Borrower shall prepay such amount of the Facility A Loan or, as the case may be, the Facility B Loan on the date that prepayment of the Rig A Loan or, as the case may be, the Rig B Loan is due pursuant to the Project Loan Agreement.

6.6	Amounts payable on prepayment

Any prepayment of a Facility or any part of a Facility under this Agreement shall be made together with: (a) accrued interest to the date of prepayment (calculated, in the case of any prepayment of a Bank’s Contribution to that Facility pursuant to clause 6.3 and in respect of the period during which the relevant Substitute Basis has applied by virtue of clause 5.6 (Market disruption), at a rate per annum equal to the rate certified by such Bank to be an interest rate equivalent to the aggregate of (i) the applicable Margin (for the period up to the date of prepayment) and (ii) the cost to such Bank of funding its Contribution to that Loan for such period calculated on the basis set out in clauses 5.3.2, 5.3.3 and 5.6 (where a Substitute Basis applies) and (iii) the Mandatory Cost, if any, applicable to that Bank’s Contribution to that Facility); (b) any additional amount payable under clause 8.5 (Grossing up for Taxes) or 13.2 (Increased Costs); and (c) all other sums payable by the Borrower to the relevant Bank under this Agreement and the other Facility Documents including, without limitation, any accrued commitment commission payable under clause 7.1 (Fees) and any amounts payable under clause 12.1 (Indemnities).

6.7	Notice of prepayment

Every notice of prepayment given by the Borrower shall be effective only on actual receipt by the Bank Agent, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified. No amount prepaid may be reborrowed. The Borrower may not prepay a Loan or any part thereof save as expressly provided in this Agreement or as contemplated in the Second Option Agreement.

6.8	Replacement Schedule of Minimum Repayment Amounts

6.8.1	The Original Schedule of Minimum Repayment Amounts has been prepared on the basis that:

(a)	in respect of the A Facility, each of the assumptions set out in clause 6.8.1(a) of the Project Loan Agreement are and will be correct; and

(b)	in respect of the B Facility, each of the assumptions set out in clause 6.8.1(b) of the Project Loan Agreement are and will be correct.

6.8.2	If any or all of the assumptions made in clause 6.8.1 above in relation to a Facility proves to be incorrect the Bank Agent shall prepare a Replacement Schedule of Minimum Repayment Amounts with respect to that Facility within ten (10) Banking Days following the Rig A Charter Date of Acceptance, in the case of the A Facility, or the Rig B Charter Date of Acceptance, in the case of the B Facility, reflecting the Replacement Schedule of Minimum Repayment Amounts (as defined in the Project Loan Agreement) approved in respect of, in the case of the A Facility, the Rig A Facility or, in the case of the B Facility, the Rig B Facility and such Replacement Schedule of Minimum Repayment Amounts shall (in the absence of manifest error) replace the Original Schedule of Minimum Repayment Amounts with respect to that Facility and shall be deemed to be ‘the Schedule of Minimum Repayment Amounts’ with respect to that Facility for the purpose of this Agreement. Following receipt of the approval referred to in clause 6.8.2 of the Project Loan Agreement, the Bank Agent shall notify all other parties to this Agreement of such recalculation and provide to them a copy of the Replacement Schedule of Minimum Repayment Amounts.

6.8.3	If at any time a prepayment of part of a Loan is made pursuant to this clause 6 (other than in accordance with clause 6.4.3 if, after the making of the relevant pre-payment referred to in clause 6.4.3, the Final Payment relating to each of the Loans will be greater than zero) or clause 13.1 the Bank Agent shall, following such prepayment, re-calculate the Original Schedule of Minimum Repayment Amounts relating to that Facility or, as the case may be, any Replacement Schedule of Minimum Repayment Amounts relating to that Facility and prepare a Replacement Schedule of Minimum Repayment Amounts relating to that Facility on the basis that in the case of any prepayment of part only of a Loan other than in accordance with clause 6.3 or clause 13.1, the amount of such prepayment shall be applied in inverse order of maturity (being first applied against the Final Payment then applicable to that Loan) or, in the case of any prepayment of part only of a Loan in accordance with clause 6.3 or clause 13.1, the amount of such prepayment shall be applied in or towards repayment of the relevant Loan and the levels of the Required Amounts relating to the Facility under which that Loan is outstanding in the Schedule of Minimum Repayment Amounts relating to that Facility shall be reduced proportionately by the amount of such prepayment and, in each case the Bank Agent shall notify all of the parties to this Agreement of such re-calculation and provide to them a copy of the Replacement Schedule of Minimum Repayment Amounts.

6.9	No reborrowing

No amount of a Facility repaid or prepaid may be reborrowed.

7	Fees and expenses

7.1	Fees

The Borrower shall pay to the Bank Agent in Dollars, in arrear on each Commitment Fee Date relating to a Facility, commitment commission for the account of each Bank computed from (and including) the date of this Agreement or, as the case may be, the immediately preceding Commitment Fee Date relating to that Facility to (but excluding) the applicable Commitment Fee Date relating to that Facility in accordance with clause 8.9 at the rate of zero point six two five per cent (0.625%) per annum on the daily undrawn amount of such Bank’s Commitment to that Facility, such commission to be payable whether or not any part of the Commitment to that Facility is ever advanced. Commitment Fees in respect of a Facility shall, subject to the provisions of clause 4.2, be capitalised and deemed to be paid by virtue of the Interest Advances deemed to be made in respect of those Commitment Fees pursuant to clause 4.2.

7.2	Expenses

The Borrower shall pay to the Bank Agent on demand:

7.2.1	all expenses, (subject to any agreed cap thereon and including legal, printing and out-of-pocket expenses, travel expenses and the fees of any technical, valuation and insurances advisers but excluding any amount in relation to management time) properly incurred (provided any expense exceeding US$5,000 shall be approved by the Borrower before being incurred, such approval not to be unreasonably withheld or delayed) by any of the Bank Beneficiaries in connection with the review of the Project Documents and the insurances, the negotiation, preparation and execution and, where relevant, the registration of this Agreement and the Facility Documents, the drawdown of any Advance, the syndication of the Facilities, the preparation and distribution of the Information Memorandum and of any amendment, variation, or extension of or supplement to, or the granting of any waiver or consent under, this Agreement or any Facility Document; and

7.2.2

all expenses (including legal, printing and out-of-pocket expenses) incurred by any of the Bank Beneficiaries in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or preservation or attempted preservation of any rights under, this Agreement and the Facility Documents and the exercise of the powers granted by, referred to in or otherwise contemplated by, this Agreement and the Facility Documents, together with interest thereon at LIBOR from (and including) the date on which such expenses were incurred and, at the rate referred to in clause 5.3 (Interest for late payment), from (and including) the date falling two (2) Banking Days after the date of demand up to (but excluding) the date of payment (as well after as before judgment) and the Bank Agent agrees to notify the Borrower of the amount of such expenses promptly after such expenses are incurred and (in the case of expenses incurred by the Bank Beneficiaries) the Bank Agent is made aware thereof.

7.3	Stamp taxes

The Borrower shall pay and, within three (3) Banking Days of demand, indemnify each Bank Beneficiary against any cost, loss or liability that Bank Beneficiary incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of the Transaction Documents.

7.4	Value added tax

7.4.1	All consideration or sums expressed to be payable under the Facility Documents by any party to a Bank Beneficiary shall be deemed to be exclusive of any VAT. Subject to clause 7.4.2 below, if VAT is chargeable on any supply made by any Bank Beneficiary to any party in connection with the Facilities or either of them, that party shall pay to that Bank Beneficiary (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

7.4.2	If VAT is chargeable on any supply made by any Bank Beneficiary (the “Supplier”) to any other Bank Beneficiary (the “Recipient”) in connection with the Facility Documents, and any party is required by the terms of the Facility Documents to pay an amount equal to the consideration for such supply to the Supplier, such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

7.4.3	Where a Bank Beneficiary requires any party to reimburse a Bank Beneficiary for any costs or expenses, that party shall also at the same time pay and indemnify the Bank Beneficiary against all VAT incurred by the Bank Beneficiary in respect of those costs or expenses to the extent that the Bank Beneficiary reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

7.5	Indemnity in respect of stamp and other duties

The Borrower shall indemnify each of the Bank Beneficiaries against any liability arising by reason of any delay or omission by the Borrower to pay any such stamp, documentary, registration or other duties or taxes.

8	Payments and Taxes; accounts and calculations

8.1	No set-off or counterclaim; distribution to the Banks

The Borrower acknowledges that in performing its obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to funding of amounts to the Borrower (such liabilities matching the liability of the Borrower to the Banks) and that it is reasonable for the Banks to be entitled to receive payments from the Borrower gross (as provided herein) on the due date in order that the Banks are put in a position to perform their matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and any of the Facility Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 8.5 (Grossing up for Taxes), free and clear of any deductions or withholdings, in Dollars (except for costs, charges or expenses which shall be payable in the currency in which they are incurred) on the due date to the account of the Bank Agent at such bank as the Bank Agent may from time to time specify for this purpose. Save where this Agreement and/or the Facility Documents provides for a payment to be made for the account of a particular Bank (including, without limitation, clauses 5.6 (Market disruption; non-availability), 6.3 (Additional Voluntary Prepayment), 6.4 (Mandatory Prepayment), 7 (Fees and expenses), 8.5 (Grossing up for Taxes), 12.1 (Miscellaneous Indemnities), 12.2 (Currency Indemnity), 13.1 (Unlawfulness) and 13.2 (Increased costs)) in which case the Bank Agent shall distribute the relevant payment to the Bank concerned, payments to be made by the Borrower under this Agreement and/or the Facility Documents shall be for the account of all the Banks and the Bank Agent shall forthwith distribute such payments in like funds as are received by the Bank Agent to the Banks rateably in accordance with their Commitments or Contributions, as the case may be, subject always to clause 14.2 (Pro-rata payments).

8.2	Payments by the Banks

All sums to be advanced by the Banks to the Borrower under this Agreement shall be remitted in Dollars on the relevant Drawdown Date to the account of the Bank Agent at such account as the Bank Agent may from time to time notify the Banks and the Borrower directs the Bank Agent that all such sums shall be paid by the Bank Agent on such date in like funds as are received by the Bank Agent to the Funding Account which the Borrower acknowledges and agrees shall constitute the borrowing thereof by the Borrower.

8.3	Non-Banking Days

When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day, unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

8.4	Bank Agent may assume receipt

Where any sum is to be paid under this Agreement or any of the other Facility Documents to the Bank Agent for the account of another person, the Bank Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Bank Agent, then the person to whom such sum was so made available shall on request refund such sum to the Bank Agent together with interest thereon sufficient to compensate the Bank Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Bank Agent for any and all loss or expense which the Bank Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

8.5	Grossing-up for Taxes

8.5.1	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement and/or the Facility Documents for the account of any Bank Beneficiary (or if the Bank Agent is required to make any such deduction or withholding from a payment to another Bank Beneficiary) the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Bank Beneficiary receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Bank Beneficiary against any losses or costs incurred by any of them by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Bank Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

8.5.2	The Borrower shall not be required to make any increased payment under this clause 8.5 if the requirement to make such payment arises solely as a consequence of:

(a)	the breach by any Bank Beneficiary of its express obligations under this Agreement or any of the Facility Documents; or

(b)	any assignment or transfer by any Bank Beneficiary of its rights under this Agreement or any Facility Document, or a change in its Facility Office other than an assignment, transfer or change:

(i)	permitted or required by this Agreement (subject always to clause 15.8 (Facility Offices)) or the relevant Facility Document;

(ii)	effected in order to reduce or mitigate any requirement to make any increased payment where such assignment, transfer or change is made with the agreement of the Borrower (provided however that if the Borrower withholds its consent to such proposed assignment, transfer or change, the Borrower shall be obliged to make the applicable deduction or withholding or other increased payment or to prepay the Loans advanced in accordance with clauses 6.2 and 6.3 above); or

(iii)	following any request by the Borrower, any member of the Group or the Parent Sponsor.

8.5.3	If any Bank Beneficiary determines in its absolute discretion acting in good faith that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Borrower has made an increased payment under this clause 8.5 that Bank Beneficiary shall, provided always that the applicable Bank Beneficiary has received all amounts which are then due and payable by the Borrower and/or any other Security Party under any of the provisions of the Facility Documents, pay to the Borrower (to the extent that the applicable Bank Beneficiary can do so without prejudicing the amount of that benefit and the right of that Bank Beneficiary to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as that Bank Beneficiary shall determine in its absolute discretion (acting in good faith) will leave that Bank Beneficiary in no better and no worse position than that Bank Beneficiary would have been in if the deduction or withholding had not been required and that it retains no benefit as a result of the benefit of such deduction (such payment to be made on or prior to the date falling three (3) Banking Days after the date of such determination),

PROVIDED THAT:

(a)	the applicable Bank Beneficiary shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit;

(b)	the applicable Bank Beneficiary shall provide reasonable details of the basis of such determination but shall not be obliged to disclose any information regarding its business, Tax affairs or Tax computations which that Bank Beneficiary considers to be confidential;

(c)	if the applicable Bank Beneficiary has made a payment to the Borrower pursuant to this clause 8.5.3 on account of any Tax benefit and it subsequently transpires that that Bank Beneficiary did not receive that Tax benefit, or received a lesser Tax benefit, the Borrower shall pay on demand to that Bank Beneficiary such sum as that Bank Beneficiary may determine as being necessary to restore the after-Tax position of that Bank Beneficiary to that which it would have been had no adjustment under this proviso (c) been necessary; and

(d)	the applicable Bank Beneficiary shall not be obliged to make any payment under this clause 8.5.3 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

8.6	Accounts

Each Bank shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement. The Bank Agent shall maintain a control account showing the Facilities, Loans and other sums owing by the Borrower under this Agreement and all payments in respect thereof made by the Borrower from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under this Agreement.

8.7	Application of payments prior to the Termination Date

Prior to the occurrence of a Termination Date, (a) all amounts from time to time received by the Borrower during the Security Period funded by any Swap Rebate, shall be held in the Revenue Account and shall be applied in or towards the obligations of the Borrower to pay interest on the Loans pursuant to clause 5.1 of this Agreement, and (b) on each Application Date relating to a Facility which falls during the Security Period prior to the occurrence of a Termination Date relating to that Facility on which a payment is due to be made by the Borrower under this Agreement or any of the Facility Documents, the Bank Agent shall apply any monies standing to the credit of the Revenue Account (after providing for any Losses ranking by law in priority to the Secured Obligations) in paying the following amounts in the following order:

8.7.1	first, in or towards payment, on a pro rata basis, of any unpaid costs and expenses of the Bank Agent and the Bank Trustee under this Agreement and/or any other Facility Document;
8.7.2	second, in or towards payment to the Banks, on a pro rata basis, of any Commitment Fee payable under clause 7.1 of this Agreement in respect of the undrawn Total Commitment of that Facility which shall have become due but remains unpaid;

8.7.3	third, in or towards payment, on a pari passu basis to the Banks, on a pro rata basis, of any accrued interest (including default interest) which shall have become due under this Agreement and/or the Facility Documents in relation to that Facility but remains unpaid;

8.7.4	fourth, in or towards repayment to the Banks of any other sum which shall have become due to the Banks under this Agreement and/or the Facility Documents in relation to that Facility but remains unpaid (other than the Required Amount relating to that Facility due on that Application Date but including any premiums payable in respect of the mortgagees’ interest insurance from time to time taken out in respect of that Facility by or on behalf of the Banks, if such premiums have not been paid pursuant to clause 5.2.5 of the Deed of Proceeds and Priorities) and, if more than one such sum so remains unpaid, the application shall be made on a pro rata basis;

8.7.5	fifth, in or towards repayment to the Banks of the Loan advanced under that Facility in an amount equal to the Required Amount relating to that Facility;

8.7.6	sixth, in or towards application in accordance with clauses 8.7.2, 8.7.3, 8.7.4 and 8.7.5 (as if references therein to a Facility and Loan were references to the other Facility and the other Loan);

8.7.7	seventh, in or towards prepayment, in inverse order of maturity (being first applied against the Final Payment then applicable to the relevant Loan) of each of the Loans to the Banks as contemplated in clause 6.4.3 of this Agreement in equal amounts of the balance remaining after application under sub-clauses 8.7.1 to 8.7.6 above, and thereupon the Total Commitment relating to each Facility shall be further reduced by the amount of any application to that Loan pursuant to this sub-clause 8.7.7 and each Bank’s Commitment to that Facility shall be further reduced by that Bank’s Share of the amount of such application.

At any time prior to the occurrence of an Event of Default which is continuing the Bank Agent may, but only with the agreement of all the Banks and the Borrower, vary the order of application set out in clauses 8.7.1 to 8.7.6.

8.8	Application of payments after the Termination Date

Upon and following the Termination Date relating to a Facility, the Bank Agent shall apply the proceeds of realisation of any Collateral and any other moneys received under or pursuant to this Agreement and the Facility Documents in paying the following amounts in the following order:

8.8.1	first, in or towards reimbursing all and any Expenses properly suffered, incurred or paid by any Bank Beneficiary or any Insolvency Official and all and any remuneration payable to any Insolvency Official;

8.8.2	second, in or towards payment and discharge, on a pari passu basis, of the Secured Obligations (for further application in accordance with clause 8.7); and

8.8.3	third, an amount equal to the balance (if any) shall be paid to the Security Party entitled thereto.

8.9	Calculations

All interest, commitment commission and other payments of an annual nature under this Agreement and the Facility Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year. In calculating the actual number of days elapsed in a period which is one of a series of consecutive periods with no interval between them or a period on the last day of which any payment falls to be made in respect of such period, the first day of such period shall be excluded but the last day included.

8.10	Certificates conclusive

Any certificate or determination of the Bank Agent or any Bank as to any rate of interest or any other amount payable under this Agreement or any Facility Document shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate or determination by the Bank Agent) on the Banks.

9	Representations and warranties

The Borrower represents and warrants to each of the Bank Beneficiaries that:

9.1	Status

9.1.1	it is a limited liability partnership, duly formed and validly existing under the laws of The Netherlands; and

9.1.2	it has the power to own its assets and carry on its business as it is being conducted.

9.2	Binding obligations

subject to the Legal Reservations:

9.2.1	the obligations expressed to be assumed by it in each Transaction Document to which it is or will be a party are legal, valid, binding and enforceable obligations; and

9.2.2	(without limiting the generality of clause 9.2.1 above), each Security Document to which it is or will be a party creates or will create the security interests which that Security Document purports to create and those security interests are or will be valid and effective.

9.3	Non-conflict with other obligations

the entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the security constituted or purported to be constituted under the Security Documents to which it is a party do not and will not conflict with:

9.3.1	any law or regulation applicable to it (including, but not limited to, Environmental Laws);

9.3.2	its constitutional documents; or

9.3.3	any agreement or instrument binding upon its assets or constitute a default or termination event (however described) under any such agreement or instrument.

9.4	Power and authority

9.4.1	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

9.4.2	no limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

9.5	Validity and admissibility in evidence

9.5.1	all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in clause 9.8 (No filing or stamp taxes); and

9.5.2	every Authorisation, which is at the relevant time required by it in connection with the conduct of its business and the ownership, operation, use, exploitation or occupation of its property and assets, has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which could result in the revocation, suspension, variation, withdrawal or non-renewal of the same and, to the knowledge of its officers, no circumstances have arisen whereby any remedial action is reasonably likely to be required to be taken by, or at the expense of, the Borrower under or pursuant to any law or regulation applicable to the business, property or assets of the Borrower.

9.6	Governing law and enforcement

subject to any applicable Legal Reservations,

9.6.1	the choice of governing law of the Facility Documents will be recognised and enforced in its Relevant Jurisdictions; and

9.6.2	any judgment obtained in relation to a Facility Document in the jurisdiction of the governing law of that Facility Document will be recognised and enforced in its Relevant Jurisdictions.

9.7	Insolvency

no:

9.7.1	corporate action, legal proceeding or other procedure or step described in clause 11.1.8 (Insolvency); or

9.7.2	legal process described in clause 11.1.7 (Legal process),

has been taken or, to its knowledge, threatened against it.

9.8	No filing or stamp taxes

under the laws of its Relevant Jurisdiction it is not necessary that the Facility Documents or any of them be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Facility Documents or the transactions contemplated by the Facility Documents except such filings as may be referred to in the legal opinions referred to in paragraph 4 of part 1 of Schedule 3 which registrations and filings will be made promptly after the date of the relevant Facility Document.

9.9	Deduction of Tax

it is not required to make any deduction for or on account of Tax from any payment it may make under any Facility Document.

9.10	No Default

9.10.1	no Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Advance or the entry into, the performance of, or any transaction contemplated by, any Transaction Document; and

9.10.2	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which constitutes a Material Adverse Effect.

9.11	No misleading information

save as disclosed in writing to the Agent prior to the date of this Agreement:

9.11.1	all material information provided to a Bank Beneficiary by or on behalf of the Borrower on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Bank Beneficiary by or on behalf of the Borrower on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

9.11.2	all other written information provided by or on behalf of the Borrower (including its advisers) to a Bank Beneficiary was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

9.12	Financial Statements

the financial statements will be prepared in accordance with the Accounting Principles consistently applied.

9.13	No proceedings pending or threatened

no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to constitute a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

9.14	No breach of laws

to the best of its knowledge and belief, it has not breached any law or regulation which breach constitutes or is reasonably likely to constitute a Material Adverse Effect.

9.15	Environmental laws

9.15.1	it is in compliance with all applicable Environmental Laws and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance; and

9.15.2	no Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it.

9.16	Taxation

9.16.1	it is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax;

9.16.2	no claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect of Taxes; and

9.16.3	it is resident for Tax purposes only in The Netherlands.

9.17	Security and Financial Indebtedness

9.17.1	no Security exists over all or any of its present or future assets other than as expressly permitted or required by the Facility Documents; and

9.17.2	has no Indebtedness outstanding other than pursuant to the Transaction Documents.

9.18	Ranking

the Security granted or purported to be granted under the Security Documents has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

9.19	Good title to assets

it has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

9.20	Legal and beneficial ownership

it is the sole legal and beneficial owner of the respective assets over which it purports to grant Security pursuant to the Security Documents.

9.21	Partnership Interests

the partnership interests in the Borrower are fully paid and not subject to any option to purchase or similar rights. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any partnership or loan capital of the Borrower (including any option or right of pre-emption or conversion).

9.22	No adverse consequences

9.22.1	it is not necessary under the laws of its Relevant Jurisdictions:

(a)	in order to enable any Bank Beneficiary to enforce its rights under any Facility Document; or

(b)	by reason of the execution of any Facility Document or the performance by it of its obligations under any Facility Document,

that any Bank Beneficiary should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions; and

9.22.2	no Bank Beneficiary is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Facility Document.

9.23	No immunity

neither it nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding in any Relevant Jurisdiction (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

9.24	Earnings

there is no agreement or arrangement whereby any amount payable to the Borrower under the Mimosa Shareholder Agreement may be shared with any other person otherwise than as expressly permitted by the terms of the Facility Documents.

9.25	No Encumbrances

none of its business, undertaking, assets, property, rights and revenues is subject to any Encumbrance, other than Permitted Encumbrances.

9.26	Other business

it (a) is not currently involved in any business whatsoever, other than as contemplated by the Transaction Documents and (b) has no Subsidiaries nor owns shares or any equity interest in any person save for Mimosa.

9.27	Ownership

Limited Partner directly holds, and controls in excess of ninety nine point nine nine nine nine per cent. (99.9999%) of the partnership interests in the Borrower and Stichting holds and controls all of the balance of those partnership interests.

Pensions

neither it nor any of its Subsidiaries has nor at any time has had a place of business, or employed any person, in the United Kingdom.

9.28	Times when representations made

9.28.1	all the representations and warranties in this clause 9 are made by the Borrower on the date of this Agreement;

9.28.2	all the representations and warranties in this clause 9 are deemed to be made by the Borrower on the Closing Date; and

9.28.3	the Repeating Representations are deemed to be made by the Borrower on the date of each Drawdown Notice and on the first day of each Interest Period (except that those contained in clause 9.12 will cease to be so made once subsequent financial statements have been delivered under this Agreement).

10	Covenants and Undertakings

Information Undertakings

The undertakings in this clause 10 remain in force from the date of this Agreement for so long as any amount is outstanding under the Facility Documents or any Commitment is in force.

10.1.1	Year-end

The Borrower shall not change its Accounting Reference Date.

10.1.2	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or any other Security Party or the composition of the partners or shareholders (as the case may be) of the Borrower or any other Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Bank of any of its rights and/or obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Bank Agent, the Bank Trustee or any Bank (or, in the case of paragraph (iii) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Bank Agent, the Bank Trustee or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank Agent or the Bank Trustee (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Bank Agent, the Bank Trustee, such Bank or, in the case of the event described in paragraph (iii) above, any prospective new Bank to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Facility Documents.

(b)	Each Bank shall promptly upon the request of the Bank Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank Agent (for itself) in order for the Bank Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on that Bank or prospective new Bank pursuant to the transactions contemplated in the Facility Documents.

10.2	Covenants

The Borrower undertakes with each of the Bank Beneficiaries that, from the date of this Agreement and so long as any moneys are owing under this Agreement or any of the Facility Documents or any Commitment is in force, it will:

10.2.1	Notice of Default

promptly upon becoming aware of the same inform the Bank Agent (a) of any occurrence which might adversely affect its ability to perform its obligations under this Agreement and/or the Facility Documents to which it is party including, but not limited to any circumstances in which this Agreement or any of the Facility Documents to which the Borrower is party have become or are alleged by any party thereto (other than the Bank Beneficiaries) to have become ineffective or in which it has become or is to become unlawful for the Borrower or any other Security Party to perform or to continue to perform its obligations under this Agreement or the applicable Facility Document and (b) of any Default under this Agreement or any of the Facility Documents to which the Borrower is party and (c) from time to time, if so requested by the Bank Agent, confirm to the Bank Agent in writing that, save as otherwise stated in such confirmation, so far as it is aware no Default under this Agreement or any of the Facility Documents to which the Borrower is party has occurred and is continuing;

10.2.2	Authorisations and licences

without prejudice to clause 3 (conditions) and clause 9 (representations and warranties) (i) obtain or cause to be obtained, maintain or cause to be maintained in full force and effect at the time that the same are required and promptly renew or cause to be renewed and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every Authorisation including, without limitation, all Authorisations which are applicable to the Borrower and the transactions contemplated hereby; and (ii) if requested by the Bank Agent deliver to the Bank Agent a report in relation to the status of the Authorisations and any qualifications, limitations or restrictions thereon, provided that the Borrower shall only be obliged to deliver one such report each year, unless a Default shall have occurred and be continuing, in which case the Borrower shall deliver a further report if so requested by the Bank Agent; and (iii) do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance, validity, legality, priority and enforceability of all its obligations under this Agreement and the Facility Documents to which the Borrower is party;

10.2.3	Use of proceeds

use the Advances under this Agreement exclusively for the purpose specified in clause 1.1 (purpose) and not use the proceeds of any Advance for an illegal purpose or otherwise not in compliance with any applicable law;

10.2.4	Pari passu

ensure that at all times any unsecured and unsubordinated claims of a Bank Beneficiary against it under the Facility Documents shall rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

10.2.5	Action of Borrower

at any time after the occurrence of an Event of Default which is continuing or after the whole principal amount of a Loan has become due and payable pursuant to any provision of the Facility Documents, the Borrower shall from time to time take such action, make such requests or demands and give such notices and certificates (including, without limitation, any lawful demand for payment under any of the Transaction Documents) as the Bank Agent or the Bank Trustee may reasonably request in order to enforce or preserve any rights, remedies or claims (a) of any Bank Beneficiary under any Transaction Document to which the Borrower is a party or (b) which is the subject of any Security Document to which the Borrower is a party and shall not, without the prior written consent of the Agents, take any steps to enforce or exercise, and shall take such reasonable steps as the Bank Agent or the Bank Trustee may direct to enforce or exercise, any rights, remedies, powers and privileges under any of the Security Documents;

10.2.6	Compliance with laws and regulations

comply with the terms and conditions of all laws, regulations, agreements, licences and concessions to which it may be subject;

10.2.7	Accounts

(a)	open no bank accounts other than (i) the Funding Account, (ii) the Revenue Account and (iii) such other accounts as from time to time may be approved by the Bank Agent;

(b)	maintain no bank accounts other than (i) the Funding Account, (ii) the Revenue Account and (iii) any other account(s) as may be approved by the Bank Agent as contemplated in sub-paragraph (iii) of paragraph (a) of this clause 10.2.7;

(c)	maintain the Funding Account and the Revenue Account with the Account Bank;

(d)	use all reasonable endeavours to procure that Mimosa pays all amounts payable to the Borrower under the Mimosa Shareholder Agreement and the First Option Agreement into the Revenue Account; and

(e)	require the Bank Trustee and the Bank Agent to apply all amounts payable to the Borrower under the Mimosa Shareholder Agreement and the First Option Agreement into the Revenue Account, in payment of any Bank Borrower Shortfall Amount (as defined in the Co-ordination Deed) and/or in accordance with clause 8.7 or clause 8.8 hereof, as the case may be;

10.2.8	Disputes and litigation

promptly upon becoming aware of the same, inform the Bank Agent of the commencement of any litigation, arbitration or administrative proceedings against the Borrower, or if any such proceedings are threatened against the Borrower;

10.2.9	Taxes

promptly upon becoming aware of the same, notify the Bank Agent of the imposition or the proposed levy of any Taxes (by withholding or otherwise) on any payment to be made by the Borrower under any Facility Document to which it is a party;

10.2.10	Money laundering

in relation to the borrowing of the Advances, the performance and discharge of its obligations and liabilities under this Agreement or any of the Facility Documents to which it is a party and the transactions and other arrangements effected or contemplated by this Agreement or any of the Facility Documents to which it is a party, act for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities);

10.2.11	Ownership

procure that Limited Partner continues to directly hold, and control, in excess of ninety nine point nine nine nine nine per cent. (99.9999%) of the partnership interests in the Borrower and Stichting continues to hold and control all of the balance of those partnership interests;

10.2.12	Further assurance

promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Bank Trustee may reasonably specify (and in such form as the Bank Trustee may reasonably require in favour of the Bank Trustee or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Bank Trustee or the Bank Beneficiaries provided by or pursuant to the Facility Documents or by law;

(b)	to confer on the Bank Trustee or confer on the Bank Beneficiaries Security over any property and assets of any Security Party located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Bank Trustee or the Bank Beneficiaries by or pursuant to the Security Documents; and

10.2.13	Payments

Pay all amounts received by it (other than Funding CV Shortfall Amounts (as defined in the Coordination Deed)) to the Bank Agent in accordance with clause 8.7, or as the case may be, clause 8.8 of this Agreement.

10.3	Further Covenants

The Borrower shall not without the prior written consent of (i) in the case of clause 10.3.1 and clause 10.3.15, the Bank Agent acting with the consent of all of the Banks (acting reasonably) or (ii) in the case of clauses 10.3.2 to 10.3.14 (inclusive) the Bank Agent acting with the consent of the Majority Banks and after consultation with all the Banks (acting reasonably):

10.3.1	Cancellation and termination

determine, cancel, rescind or otherwise terminate any Transaction Document to which it is or becomes a party or consent to or accept any determination, cancellation, rescission or termination thereof, other than (a) pursuant to the express terms thereof, or (b) at the request of the Bank Trustee acting on behalf of the Banks;

10.3.2	No prejudicial action

do anything and shall not take any action against any person (including, without limitation, any Insolvency Official or similar officer of, or any creditor of, the Borrower or any other person claiming through, under or in place of the Borrower) which has or is reasonably likely to have the effect of prejudicing any Encumbrance created by any Security Document in favour of any Bank Beneficiary;

10.3.3	Other agreements

enter into any contract or agreement with any person and will not otherwise create or incur any liability to any person other than as required in the fulfilment of the Borrower’s obligations to the Banks and as provided for in, or as permitted by, the Transaction Documents and arrangements entered into as a result thereof and each other document required to be executed and delivered by it in accordance with the provisions hereof or thereof and such overhead expenses as may arise in the ordinary course of carrying on its business in compliance with clause 10.2 above;

10.3.4	No disposal

other than pursuant to, or as permitted by, the terms of the Transaction Documents it shall not sell, transfer, assign, pledge, charter, discount or otherwise dispose of or permit any third party right to arise over or in relation to any of its present and future business, undertaking, assets, rights and revenues, including, but not limited to, its title, rights or interests in or to a Rig or any of its assets or property the subject or purported to be the subject of any Security Document and shall not otherwise deal with, and shall not agree or attempt or purport to agree or create or permit to arise or subsist any of the same or cease to exercise direct control over the same, whether by one or a series of transactions, related or otherwise;

10.3.5	Indebtedness

at any time after the date of this Agreement, incur, assume or undertake any indebtedness, issue any guarantees or make, incur, assume or undertake any other financial commitment, obligation or liability whatsoever;

10.3.6	Partnership Interests

issue or cancel any partnership interests or amend its constituent documents;

10.3.7	Merger or transfer

enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or transfer all or any of its business, undertaking, assets, rights and/or revenues to any other person;

10.3.8	Encumbrances

create, purport or attempt to create or permit to be created any Encumbrance (other than Permitted Encumbrances) over any of its business, undertaking, assets, rights and revenues;

10.3.9	No obligations or assets

undertake, incur or assume any obligation or liability whatsoever other than its obligations and liabilities pursuant to this Agreement and the other Transaction Documents to which it is party and not acquire any assets, rights or revenues other than its Assigned Property;

10.3.10	Other business

undertake or become involved in any business whatsoever other than as contemplated by the Transaction Documents;

10.3.11	Subsidiaries

acquire or establish any Subsidiaries (other than Mimosa) or hold any share or stock or interest in any corporate entity of any kind or in any partnership;

10.3.12	No Borrowings

incur, assume or undertake any liability or obligations for or in respect of any Borrowed Money other than pursuant to the Facility Documents;

10.3.13	Sharing of Earnings

save as required by the terms of the Facility Documents, enter into or purport or agree to enter into any agreement or arrangement whereby any amount payable to the Borrower under the Mimosa Shareholder Agreement may be shared with or secured in favour of any other person;

10.3.14	No winding up

take any corporate or other action or commence any legal proceedings for its winding-up, dissolution, administration or reorganisation or for the appointment of an Insolvency Official of it or any of its assets or revenues; and

10.3.15	Amendment

amend, vary, modify, supplement, restate, novate or replace or agree or consent to any amendment, modification, supplement, variation, or any restatement, novation or replacement of, or grant any waiver or release under or in respect of any Transaction Document to which the Borrower is or becomes a party.

11	Events of Default

11.1	Each of the events and circumstances set out below is an Event of Default (whether or not caused by any reason outside the control of the Borrower):

11.1.1	Non-payment: the Borrower or any other Security Party fails to pay any sum due from it under this Agreement or any Facility Document in the currency, at the time and in the manner stipulated herein or therein and such non payment is not remedied within five (5) Banking Days of the due date thereof; or

11.1.2	Breach of obligations under Mimosa Shareholder Agreement: the Borrower, Mimosa or Centaurus commits any breach of or omits to observe any of the covenants, obligations or undertakings expressed to be assumed by it under the Mimosa Shareholder Agreement; or

11.1.3	Breach of obligations in relation to the Accounts: the Borrower or Mimosa commits any breach of or omits to observe any of the covenants, obligations and undertakings expressed to be assumed by it under the Funding CV Account Pledge or, as the case may be, the Mimosa Account Pledge, or there occurs any breach of clause 10.2.7 of this Agreement or clause 10.2 of the Co-ordination Deed, or any moneys standing to the credit of the Accounts are or become subject to any attachment or similar type of order unless the Bank Agent, acting with the consent of and after consultation with the Majority Banks, (i) is satisfied that such attachment or similar order is frivolous or vexatious, and such attachment or similar order is lifted or released within ten (10) Banking Days, (ii) determines that such breach is not material, or (iii) determines that such breach is capable of remedy, and the applicable breach is remedied to the satisfaction of the Bank Agent within ten (10) Banking Days of the occurrence thereof; or

11.1.4	Breach of other obligations: the Borrower or any other Security Party commits any breach of or omits to observe any of the covenants, obligations or undertakings expressed to be assumed by it under this Agreement or the Facility Documents (other than those referred to in clauses 11.1.1, 11.1.2 and 11.1.3 above or clause 11.1.17 below) unless the Bank Agent, acting with the consent of and after consultation with the Majority Banks, (i) determines that such breach is not material, or (ii) determines that such breach is capable of remedy and the applicable breach is remedied to the satisfaction of the Bank Agent by the expiry of any applicable period (or, where no remedy period is prescribed by this Agreement or the relevant Facility Document) the date falling thirty (30) days after the date on which the Bank Agent notified the Borrower or the applicable Security Party of such default; or

11.1.5	Misrepresentation: any representation or warranty on the part of the Borrower or any other Security Party made or deemed to be made or repeated in or pursuant to this Agreement or any of the Facility Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the Facility Documents is or proves to have been incorrect or misleading in any material respect when made or when deemed to be made or repeated; or

11.1.6	Legal process:

(a)	any judgment or order is made against the Borrower, Becrux, Centaurus, Limited Partner, Stichting or Mimosa and such judgment or order is not stayed or complied with by the date falling seven (7) days thereafter; or

(b)	a creditor attaches, or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower, Becrux, Centaurus, Limited Partner, Stichting or Mimosa and in each case such attachment, possession, distress, execution, sequestration or other process constitutes a Material Adverse Effect and is not discharged by the date falling seven (7) days thereafter; or

11.1.7	Insolvency: any Insolvency Event occurs in relation to any of the Borrower, Centaurus, Becrux, Limited Partner, Stichting and Mimosa; or

11.1.8	Qualification of financial statements: the auditors of the Borrower qualify their report on the audited financial statements of the Borrower in any way whatsoever considered by the Bank Agent acting on behalf of and after consultation with the Majority Banks (acting reasonably) to be material and such qualification is not remedied within thirty (30) days from the date of such qualification; or

11.1.9	Cessation of business: the Borrower or any other Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

11.1.10	Seizure: all or a material part of the assets forming any part of the Collateral is seized, nationalised, expropriated, confiscated or compulsorily acquired by or under the authority of any government; or

11.1.11	Change of Control: Constellation ceases to own (directly or indirectly) one hundred per cent. (100%) of the voting ordinary shares in the capital of Mimosa or any breach of clause 10.2.11 occurs; or

11.1.12	Repudiation: any party thereto repudiates this Agreement or any of the Facility Documents or does or causes or permits to be done any act or thing evidencing an intention by it to repudiate this Agreement or any of the Facility Documents; or

11.1.13	Encumbrances: any Encumbrance (other than a Permitted Encumbrance) in respect of any asset or property forming part of the Collateral becomes enforceable; or

11.1.14	Material events: any other event occurs or circumstance (other than any event or circumstance expressly contemplated by clauses 11.1.1 to 11.1.13 above or 11.1.15 to 11.1.17 below) arises which, in the reasonable opinion of the Bank Agent acting with the consent of and after consultation with the Majority Banks, constitutes a Material Adverse Effect and, if remediable, such event or circumstance has not been remedied to the satisfaction of the Bank Agent (acting with the consent of and after consultation with the Majority Banks) by the date falling thirty (30) days after the occurrence of such event or circumstance; or

11.1.15	Litigation: any litigation, arbitration or administrative proceeding is commenced or threatened against any Security Party (or their respective assets) which in the reasonable opinion of the Bank Agent acting with the consent of and after consultation with the Majority Banks (following notification of such proceeding by the Borrower in accordance with clause 10.2.8 of this Agreement or by the applicable Security Party in accordance with the equivalent provisions in the Facility Documents to which the affected Security Party is a party), (i) is likely to be adversely determined and (ii) if adversely determined is likely to constitute a Material Adverse Effect; or

11.1.16	Project Loan: any Event of Default (as defined in the Project Loan Agreement) occurs; or

11.1.17	IFC Agreement: IFC notifies the Bank Agent (which notification shall include such information regarding the relevant failure as IFC believes to be reasonable) that the Sponsor or Constellation has failed to perform or comply with any of its obligations and liabilities under the IFC Agreement, and such failure is not waived thirty (30) days after receipt of such notice by the Bank Agent acting with the consent of and after consultation with the Majority Banks.

11.2	Borrower acknowledgement

The Borrower acknowledges and agrees that the occurrence of an Event of Default shall be a breach of condition which the Banks are entitled to treat as a repudiation by the Borrower of this Agreement and the Bank Agent (on behalf of the Banks) shall be entitled to give a notice to the Borrower in accordance with clause 11.3 below.

11.3	Acceleration

The Bank Agent may, and if so requested by the Majority Banks shall, without prejudice to any other rights of the Bank Beneficiaries, at any time after the happening of an Event of Default which is continuing by notice to the Borrower:

11.3.1	declare that the obligation of each Bank to make its Commitments available shall be terminated, whereupon the Total Commitments shall be reduced to zero forthwith; and/or

11.3.2	declare that the Loans and all interest and Commitment Fee accrued and all other sums payable under this Agreement and the Facility Documents have become immediately due and payable or have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become so due and payable; and/or

11.3.3	declare that the Security Documents (or any of them) have become enforceable whereupon the same shall be enforceable; and/or

11.3.4	exercise or direct the Bank Trustee to exercise any or all of its rights, remedies, powers or discretions under the Facility Documents.

On or at any time after the making of any such declaration, the Bank Agent shall be entitled, to the exclusion of the Borrower (and without prejudice to clause 5.3 (interest for late payment)), to select the duration of Interest Periods.

11.4	Demand basis

If, pursuant to clause 11.3, the Bank Agent declares the Loans to be due and payable on demand then the Bank Agent may (and, if so instructed by the Majority Banks, shall) at any time by written notice to the Borrower (a) call for repayment of the Loans on such date as may be specified in such notice, whereupon the Loans shall become due and payable on the date so specified together with all interest and fees and Commitment Fee accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

12	Indemnities

12.1	Miscellaneous indemnities

The Borrower shall on demand indemnify each Bank Beneficiary without prejudice to any of their other rights under this Agreement and the Facility Documents, against any loss (including loss of Margin, but only loss of Margin in respect of the actual Contributions of each Bank to the Loans at the relevant time) or expense which such Bank Beneficiary shall certify (subject always to clause 8.10 (Certificates conclusive)) as sustained or incurred by it as a consequence of:

12.1.1	any default in payment by any Security Party of any sum under this Agreement or any of the Facility Documents when due;

12.1.2	subject to any exclusion in the final paragraph of clause 12.3.1 below, the occurrence of any other Default;

12.1.3	the exercise by the Bank Trustee of any or all of its rights under or pursuant to the Facility Documents;

12.1.4	if applicable, any repayment or prepayment of all or part of a Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan repaid or prepaid; or

12.1.5	any Advance not being made for any reason (excluding any default by a Bank Beneficiary) after a Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by such Bank Beneficiary in maintaining or funding all or any part of its Contributions or Commitments or in liquidating or re-employing deposits from third parties acquired or contracted for to fund all or any part of its Contributions or Commitments or any other amount owing to such Bank Beneficiary.

12.2	Currency of account; currency indemnity

No payment by the Borrower under this Agreement or any of the Facility Documents which is made in a currency other than the currency in which such payment is required to be made pursuant to this Agreement or the applicable Facility Document (“Contractual Currency”) shall discharge the obligation in respect of which it is made except to the extent of the net proceeds in the Contractual Currency received by the Bank Agent upon the sale of the currency so received, after taking into account any premium and costs of exchange in connection with such sale. For the avoidance of doubt the Bank Agent and the Banks shall not be obliged to accept any such payment in a currency other than the Contractual Currency nor shall the Bank Agent or the Banks be liable to the Borrower for any loss or alleged loss arising from fluctuations in exchange rates between the date on which such payment is so received by the Bank Agent and the date on which the Bank Agent effects such sale, as to which the Bank Agent shall (as against the Borrower) have an absolute discretion. If any sum due from the Borrower under this Agreement or any of the Facility Documents or any order or judgment given or made in relation hereto is required to be converted from the Contractual Currency or the currency in which the same is payable under such order or judgment (the “first currency”) into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement or any of the Facility Documents, the Borrower shall indemnify and hold harmless each of the Bank Beneficiaries from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which that Bank Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under the indemnity contained in this clause 12.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the Facility Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

12.3	General indemnity

12.3.1	The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Bank Beneficiaries, and the Related Companies of any Bank Beneficiary and each of them and their respective officers, directors, secondees, agents and employees (together the “Indemnified Persons”) harmless on a full indemnity basis from and against each and every Loss suffered or incurred by or imposed on any Indemnified Person:

(a)	arising directly or indirectly out of or in any way connected with the purchase, refurbishment, conversion, manufacture, construction, installation, transportation, ownership, possession, performance, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, acceptance, chartering, sub-leasing, insurance, maintenance, repair, service, modification, refurbishment, dry-docking, survey, overhaul, replacement, removal, repossession, return, redelivery, sale or disposal of a Rig (or any part thereof), whether or not such Loss may be attributable to any defect in that Rig (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul or inspection and regardless of when the same shall arise (whether prior to, during or after termination of this Agreement) and whether or not that Rig (or any part thereof) is in the possession or control of the Project Borrower, a Rig Owner, the Sponsor or the Charterer or any other person;

(b)	as a consequence of any claim that any design, article or material in a Rig (or any part thereof) or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right;

(c)	in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of a Rig (or any part thereof), or in securing or attempting to secure the release of that Rig (or any part thereof);

(d)	as a consequence (direct or indirect) of the breach by any person (other than the Indemnified Persons) of any of their respective obligations under this Agreement or any of the Facility Documents or of any of the warranties and representations on the part of any person (other than the Indemnified Persons) made in this Agreement or in any of the Facility Documents being untrue or inaccurate in any respect whatsoever when made, save where such Losses arise as a direct consequence of the wilful misconduct of a Bank Beneficiary, a Bank Beneficiary acting with reckless disregard for the consequences or a breach by a Bank Beneficiary of its express obligations under this Agreement or any of the Facility Documents; and

12.3.2	any costs and expenses incurred by the Indemnified Persons in connection with the sale of the Rig (or any part thereof) (including, without limitation, broker’s commissions, redelivery costs (if any), marketing expenses, legal costs, storage, insurance, registration fees and any other expenses of the Indemnified Persons incurred pending the sale or disposal of that Rig (or any part thereof) or otherwise in connection with the sale or disposal of that Rig (or any part thereof)).

12.4	Environmental indemnity

Without prejudice to the provisions of clause 12.3, the Borrower shall indemnify the Indemnified Persons and each of them on demand and hold the Indemnified Persons and each of them harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim in respect of the Borrower or a Rig made or asserted against the Indemnified Persons or any of them if such Environmental Claim would not have been, or been capable of being, made or asserted against the Indemnified Persons if they had not entered into this Agreement or any of the Facility Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by this Agreement and the Facility Documents.

12.5	Grossing-up of indemnity payments

If any of the Bank Beneficiaries or any other Indemnified Person makes a payment or suffers a Loss in respect of which it is entitled to be reimbursed or indemnified or otherwise held harmless pursuant to this clause 12 or any other provision of this Agreement or any of the other Facility Documents and such payment or Loss is not or will not be wholly deductible for the purposes of the tax computations of that Bank Beneficiary or other Indemnified Person, whilst the payment to be made by way of indemnity or reimbursement will or is likely to give rise to a Tax liability for that Bank Beneficiary or other Indemnified Person and/or where such payment is likely to give rise to a Tax liability in any period of account of the Bank Beneficiary or other Indemnified Person which is earlier than the period of account in which the loss or payment is deductible then at the same time as the Borrower makes the payment by way of reimbursement or indemnity, it shall pay such an additional amount as shall be certified by an officer of the applicable Bank Beneficiary or other Indemnified Person as will ensure that the applicable Bank Beneficiary or other Indemnified Person shall be in the same after-Tax position as it would have been had the applicable reimbursement or indemnity payment not given rise to any liability for Tax or such payment had been deductible. The Borrower shall indemnify each Bank Beneficiary against any costs or Losses incurred by any of them by reason of any failure of the Borrower to make any additional payment in respect of the applicable reimbursement or indemnity payment.

13	Unlawfulness and increased costs; mitigation

13.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to contribute to the Advances or to maintain its Commitments or fund its Contributions, such Bank shall promptly, through the Bank Agent, notify the Borrower whereupon (a) such Bank’s Commitments shall be reduced to zero and (b) subject to clause 13.4, the Borrower shall be obliged to prepay the Contributions of such Bank upon receipt of that notice or on the latest date permitted by the law or regulation pursuant to which the relevant unlawfulness arises. Any prepayment pursuant to this clause 13.1 shall be made together with all amounts referred to in clause 6.6 (Amounts payable on prepayment). Any Bank giving a notice pursuant to this clause 13.1 shall, as soon as reasonably practicable after the date that notice is given, provide to the Borrower, through the Bank Agent, a copy of advice obtained by that Bank from qualified external legal counsel confirming the relevant unlawfulness and the Borrower shall, within five (5) Banking Days of demand, pay to that Bank the cost incurred by that Bank in connection with obtaining that advice.

13.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the relevant Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

13.2.1	subject the relevant Bank (for the purposes of this clause 13.2 each such Bank shall be an “Affected Bank”) to Taxes or change the basis of Taxation of such Affected Bank with respect to any payment under this Agreement or any Facility Document (other than, for the purposes of this clause 13.2 and clause 13.3, Taxes or Taxation on the overall net income, profits or gains of any Affected Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

13.2.2	increase the cost to, or impose an additional cost on, any Affected Bank or its holding company in making or keeping available all or part of the Commitments of such Affected Bank or maintaining or funding all or part of the Contributions of such Affected Bank; and/or

13.2.3	reduce the amount payable or the effective return of any Affected Bank under this Agreement; and/or

13.2.4	reduce the rate of return of any Affected Bank or its holding company on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Affected Bank’s obligations under this Agreement; and/or

13.2.5	require any Affected Bank or its holding company to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Affected Bank under this Agreement or any Facility Document; and/or

13.2.6	cause any Affected Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitments or Contributions of such Affected Bank from its capital for regulatory purposes, then and in each such case (but subject to clauses 6.3 and 13.3):

(a)	such Affected Bank shall notify the Borrower through the Bank Agent in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand, made at any time whether or not the Contributions of such Affected Bank have been repaid, pay to the Bank Agent for the account of such Affected Bank the amount which such Affected Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Affected Bank or its holding company regard as confidential) is required to compensate on an after-tax basis such Affected Bank and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

For the purposes of this clause 13.2 and clause 13.4 “holding company” means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

13.3	Exceptions

Nothing in clause 13.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same:

13.3.1	is the subject of an additional payment under clause 8.5 (Grossing up for Taxes); or

13.3.2	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Bank Beneficiary or any of its Affiliates); or

13.3.3	directly results from (i) a breach by the applicable Bank of its express obligations under this Agreement or any Facility Document, other than any breach which arises as a consequence of any act or omission of any Security Party, or (ii) from a wilful breach by the applicable Bank of any applicable law or regulation; or

13.3.4	is compensated for by the payment of Mandatory Cost.

13.4	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:

13.4.1	the Borrower being required to make an increased payment to any Bank pursuant to clause 8.5 (Grossing up for Taxes);

13.4.2	the reduction of any Bank’s Commitment to zero or the Borrower being required to prepay any Bank’s Contribution pursuant to clause 13.1 (Unlawfulness);

13.4.3	the Borrower being required to make a payment to any Bank to compensate such Bank or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss pursuant to paragraph (b) of clause 13.2; or

13.4.4	an increased Additional Cost Rate,

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under clause 8 (Payments and Taxes) and this clause 13, such Bank shall, in consultation with the Bank Agent and the Borrower, endeavour to take such reasonable steps as are open to it (or, in the case of clauses 13.2.2, and 13.2.4 to 13.2.6, its holding company) to mitigate or remove such circumstances (including the transfer of the rights and obligations of such Bank under this Agreement and the Facility Documents to another lending office or to another bank or financial institution acceptable to the Borrower (acting reasonably)) unless the taking of such steps might (in the opinion of such Bank or, as the case may be, its holding company) be prejudicial to such Bank or, as the case may be, its holding company or be in conflict with the general banking policies of the Bank or, as the case may be, its holding company or involve such Bank or, as the case may be, its holding company in expense (unless such expense is fully indemnified to the satisfaction of such Bank or its holding company) or an increased administrative burden.

13.5	Decreased costs

If the result of any of the matters referred to in the first paragraph of clause 13.2 (but excluding the matters referred to in clause 13.3.2), is to:

13.5.1	reduce the burden of Taxation on a Bank (for the purposes of this clause 13.5 each such Bank shall be an “Affected Bank”) with respect to any payment under this Agreement or any Facility Document (other than, for the purposes of this clause 13.5, Taxes or Taxation on the overall net income, profits or gains of any Affected Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

13.5.2	reduce or remove the cost to any Affected Bank or its holding company in making or keeping available all or part of the Commitments of such Affected Bank or maintaining or funding all or part of the Contributions of such Affected Bank; and/or

13.5.3	increase the amount payable to or the effective return of any Affected Bank under this Agreement; and/or

13.5.4	increase the rate of return of any Affected Bank or its holding company on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Affected Bank’s obligations under this Agreement; and/or

13.5.5	enable any Affected Bank or its holding company to reduce a payment or obtain a higher return calculated by reference to or on any amount received or receivable by such Affected Bank under this Agreement or any Facility Document; and/or

13.5.6	cause any Affected Bank or its holding company to earn a profit (including future profits) by reason of not being obliged to deduct all or part of the Commitments or Contributions of such Affected Bank from its capital for regulatory purposes, then and in each such case:

(a)	such Affected Bank shall notify the Borrower through the Facility Agent in writing of such event promptly upon its becoming aware of the same;

(b)	such Affected Bank shall pay to the Facility Agent for the account of the Borrower the amount which such Affected Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Affected Bank or its holding company regard as confidential) is required to pass on to the Borrower, on an after-tax basis, the amount of such reduced burden of Taxes, reduced cost, increase, reduced payment, higher return or profit; and

(c)	the Facility Agent shall pay any amount received by the Facility Agent pursuant to clause 13.5.6(b) for the account of the Borrower to the Funding Account, for application pursuant to clause 10.3.1(h) of the Co-ordination Deed.

For the purposes of this clause 13.5 “holding company” means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

13.6	Exceptions

Nothing in clause 13.5 shall entitle the Borrower to receive any amount in respect of a benefit for any such reduced liability to Taxes, reduced or removed cost, increase, reduced payment, higher return or profit to the extent that the same:

13.6.1	is the subject of a payment to the Borrower under clause 8.5.3 (Grossing up for Taxes); or

13.6.2	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Bank Beneficiary or any of its Affiliates); or

13.6.3	directly results from (i) a breach by the Borrower or any other Security Party of its express obligations under this Agreement or any Facility Document, other than any breach which arises as a consequence of any act or omission of any Bank, or (ii) from a wilful breach of any applicable law or regulation by the Borrower or any other Security Party.

14	Set-off and pro rata payments

14.1	Set-off

If, as between the Bank Beneficiaries or any of them on the one hand and the Borrower on the other, there are any moneys due and payable to the Borrower from the Bank Beneficiaries or any of them under this Agreement or any of the Facility Documents, the Borrower authorises each Bank Beneficiary, at any time an Event of Default has occurred and is continuing, to apply any such amounts in or towards satisfaction of any sum then due and payable from the Borrower to such Bank Beneficiary under this Agreement. For this purpose each Bank Beneficiary is authorised to purchase with the moneys standing to the credit of any account of the Borrower other than the Accounts with that Bank Beneficiary at any of its branches such other currencies as may be necessary to effect such application. No Bank Beneficiary shall be obliged to exercise any right given to it by this clause 14.1. Each Bank Beneficiary shall notify the Bank Agent and the Borrower (giving full details) forthwith upon the exercise or purported exercise of any right of relevant set-off and the Bank Agent shall inform the other Bank Beneficiaries.

14.2	Pro rata payments

14.2.1	If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Bank Agent pursuant to clause 8.1 (No set-off or counterclaim) or clause 8.7 (Application of payments prior to the Termination Date) or clause 8.8 (Application of Payments after the Termination Date) (not being a payment received from a Transferee of such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 5.6 (Market disruption), 6.3 (Additional voluntary prepayment), 6.4 (Mandatory Prepayment), 6.5 (Prepayment on Total Loss), 8.5 (Grossing-up for Taxes), 12.1 (Miscellaneous indemnities), 12.2 (Currency indemnity), 13.1 (Unlawfulness) or 13.2 (Increased costs)), the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Bank Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Bank Agent and distributed pursuant to clause 8.1 (No set-off or counterclaim) or clause 8.7 (Application of Payments prior to the Termination Date) (as the case may be) then:

(a)	within two Banking Days of demand by the Bank Agent, the Recovering Bank shall pay to the Bank Agent an amount equal (or equivalent) to the excess;

(b)	the Bank Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 8.7 (Application of payments prior to the Termination Date); and

(c)	as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

14.2.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro rata share of the amount which has to be refunded by the Recovering Bank.

14.2.3	Each Bank shall on request supply to the Bank Agent such information as the Bank Agent may from time to time request for the purpose of this clause 14.2.

14.2.4	Notwithstanding the foregoing provisions of this clause 14.2 no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Bank Agent).

14.3	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 14.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 14.2.

14.4	No charge

The provisions of this clause 14 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 14.2.

15	Assignment, substitution and lending offices

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank Beneficiaries which are party to this Agreement, and their respective successors in title and Transferees and the Borrower and its successors in title and any assignee or transferee of the Borrower permitted in accordance with clause 15.2.

15.2	No assignment by Borrower

The Borrower may not assign any of its rights or otherwise transfer any of its rights or obligations under this Agreement or the Facility Documents without the prior written consent of the Bank Agent, acting on the instructions of all the Banks.

15.3	Transfer

The parties hereto agree that each Bank (an “Existing Bank”) may transfer all or any part (which, in the case of a transfer of part only, shall be in an amount of its Commitments and Contributions which is in aggregate not less than ten million Dollars ($10,000,000) of its rights, benefits and obligations under this Agreement and the other Facility Documents to another person (a “Transferee”) provided that, in the case of (a) any transfer made when no Event of Default has occurred and is continuing, the Borrower has given its consent thereto, such consent not to be unreasonably withheld or delayed and, in any case, shall be deemed to have been given if the Bank Agent has not received notice from the Borrower that consent will not be given on or prior to the date falling seven (7) Banking Days after the date the Borrower received notice of the relevant proposed transfer; and (b) any partial transfer, the same proportion of the rights, benefits and obligations in relation to each Facility shall be transferred. Any such transfer shall be effected upon not less than five (5) Banking Days’ prior notice by delivery to the Bank Agent of a duly completed Transfer Certificate duly executed by the Existing Bank and the Transferee, together with the payment by the Existing Bank to the Bank Agent of a fee of two thousand Dollars ($2,000) in respect of the administrative costs incurred by the Bank Agent in connection with such transfer. Any Transferee shall be a Professional Market Party. On the Effective Date (as specified and defined in a Transfer Certificate so executed and delivered), to the extent that the Commitments and Contributions of the Existing Bank are expressed in a Transfer Certificate to be the subject of the transfer in favour of the Transferee effected pursuant to this clause 15.3, by virtue of the counter-signature of the Transfer Certificate by the Bank Agent (for itself and the other parties to this Agreement):

15.3.1	the existing parties to this Agreement and the Existing Bank shall be released from their respective obligations towards one another under this Agreement (“discharged obligations”) and their respective rights against one another under this Agreement (“discharged rights”) shall be cancelled;

15.3.2	the Transferee party to the relevant Transfer Certificate and the existing parties to this Agreement (other than such Existing Bank) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Transferee instead of to or by such Existing Bank; and

15.3.3	the Transferee party to the relevant Transfer Certificate and the existing parties to this Agreement (other than such Existing Bank) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Transferee instead of by or against such Existing Bank.

The Bank Agent shall promptly notify the other Banks and the Borrower of the receipt by it of any Transfer Certificate and shall promptly deliver a copy of such Transfer Certificate to the Borrower.

15.4	Reliance on Transfer Certificate

The Bank Agent and the Borrower shall be fully entitled to rely on any Transfer Certificate delivered to the Bank Agent in accordance with the foregoing provisions of this clause 15 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Existing Bank and the Transferee and neither the Bank Agent nor the Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Transfer Certificate if it proves to be the case that the same was not authentic or duly authorised.

15.5	Authorisation of Bank Agent

Each party to this Agreement irrevocably authorises the Bank Agent to counter-sign each Transfer Certificate on its behalf for the purposes of clause 15.3 without any further consent (save as may be provided for in clause 15.3) of, or consultation with, the Borrower or such party. The Bank Agent shall notify the Borrower as soon as reasonably practicable after signing any Transfer Certificate on the Borrower’s behalf.

15.6	Documenting Transfers

If any Bank novates all or any part of its rights, benefits, obligations and liabilities as provided in clause 15.3, the Borrower undertakes, immediately upon being requested to do so by the Bank Agent and at the cost of the Existing Bank, to enter into, and use all reasonable endeavours to procure that the other Security Parties shall enter into, such documents, deeds, agreements and instruments as the Bank Agent shall deem appropriate in connection with the transfer to the Transferee of all or the relevant part of that Existing Bank’s rights, benefits, obligations and liabilities under and pursuant to this Agreement and the Facility Documents.

15.7	Construction of certain references

If any Bank novates all or any part of its rights, benefits and obligations as provided in clause 15.3 all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to such Bank and/or its Transferee to the extent of their respective interests.

15.8	Facility Offices

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by such Bank as the office through which such Bank wishes to lend for the purposes of this Agreement and, following any change of its Facility Office by a Bank, the Facility Office of that Bank shall mean the replacement office selected by that Bank in accordance with this clause 15.8 or pursuant to clause 13.4 (Mitigation) or pursuant to a request from the Borrower. If the Facility Office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Bank Agent promptly of such change.

If:

(a)	any Bank assigns or transfers any of its rights, benefits or obligations hereunder otherwise than:

(i)	in order to reduce or mitigate any requirement to make any increased payment where such assignment or transfer is made with the agreement of the Borrower (provided however that if the Borrower withholds its consent to any such proposed assignment or transfer, the Borrower shall be obliged to make the applicable deduction or withholding and other increased payment or to prepay the Facilities in accordance with clauses 6.2 and 6.3); or

(ii)	upon the request of the Borrower; or

(b)	any Bank changes its Facility Office, in any such case otherwise than:

(i)	at the request of the Borrower; or

(ii)	in order to reduce or mitigate any requirement to make any increased payment where such change of Facility Office is made with the agreement of the Borrower (provided however that if the Borrower withholds its consent to any such proposed change of Facility Office, the Borrower shall be obliged to make the applicable deduction or withholding and other increased payment or to prepay the Facilities in accordance with clauses 6.2 and 6.3), the Borrower shall not be obliged to make any indemnity payment or increased payment pursuant to clause 8.5 of this Agreement or clause 13.2 to the relevant assignee or Transferee (or, in the case of a change by the Bank of its Facility Office, to such Bank) in excess of the indemnity payment or increased payment which the Borrower would have been obliged to make in the absence of such assignment, transfer or change if such liability to make the applicable indemnity payment or increased payment arises as a result of either (a) the law in force in any applicable jurisdiction at the time of the assignment, transfer or change, or (b) legislation in any applicable jurisdiction of which it is aware which is before the legislature at the time of such assignment, transfer or change and is subsequently enacted by that legislature.

15.9	Disclosure of information

15.9.1	Any Bank may disclose any information about the Borrower, any member of the Group, the Facility Documents and the Project Transaction Documents as that Bank shall consider appropriate to any of its Affiliates and any other person:

(a)	to (or through) whom that Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

subject to such Bank obtaining an undertaking on terms acceptable to the Borrower to treat such information as confidential and provided that, in respect of any such information relating to the Group which was disclosed to the Banks prior to the date of this Agreement but which was not included in the Information Memorandum, the relevant Bank first obtains the written consent of the Borrower.

15.9.2	Any Bank Beneficiary may disclose to a rating agency or its professional advisers, or (with the prior written consent of the Borrower) any other person any information about the Borrower, the Group, the Facility Documents and the Project Transaction Documents as that Bank or other Bank Beneficiary shall consider appropriate.

15.10	Calculation of Mandatory Cost

Each Bank shall supply the Bank Agent (with a copy to the Borrower) with any information required by the Bank Agent in order to calculate the Mandatory Cost in accordance with schedule 8.

16	Bank Agent, Bank Trustee and Reference Banks

16.1	Appointment of Bank Agent and Bank Trustee

Each of the Banks and (in the case of the appointment in paragraph (i)) the Bank Trustee or (in the case of the appointment in paragraph (ii)) the Bank Agent irrevocably appoints (i) the Bank Agent as its agent for the purposes of the Facility Documents and (ii) the Bank Trustee as bank trustee for the purposes of this Agreement and the Security Documents and irrevocably authorises respectively:

16.1.1	the Bank Trustee to execute each of the Security Documents and all such further documents as may be approved by the Majority Banks for execution by the Bank Trustee; and

16.1.2	each of the Bank Agent and the Bank Trustee (whether or not by or through employees or agents) to take such action on such Bank’s behalf and to exercise such rights, remedies, powers, authorities and discretions as are specifically delegated to the Bank Agent or (as the case may be) the Bank Trustee by this Agreement or (as the case may be) the Facility Documents, together with such powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement). Neither the Bank Agent nor the Bank Trustee shall, however, have any duties, obligations or liabilities (whether fiduciary or otherwise) to the Banks beyond those expressly stated in this Agreement and/or the Facility Documents.

Notwithstanding that the Bank Agent and the Bank Trustee may from time to time be the same entity, the Bank Agent and Bank Trustee have entered into this Agreement in their separate capacities as (i) in the case of the Bank Agent, agent for the Banks under and pursuant to the Facility Documents and (ii) in the case of the Bank Trustee, as bank trustee for the Bank Agent and the Bank Beneficiaries to hold the security created or to be created by the Security Documents on the terms set out in the Security Documents and/or in this Agreement. However, where this Agreement provides for the Bank Agent to communicate with or provide instructions to the Bank Trustee, while the Bank Agent and the Bank Trustee are the same entity, it will not be necessary for there to be any such formal communications or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

16.2	Declaration of Trust

The Bank Trustee hereby accepts its appointment under clause 16.1 as trustee of the Secured Property with effect from the date of this Agreement and acknowledges and declares that it holds and shall hold the same on trust for the Bank Beneficiaries and to pay the same to the Bank Agent for application in accordance with clause 8.7 (Application of Payments prior to the Termination Date), clause 8.8 (Application of Payments after the Termination Date).

16.3	Duration of Trust

The trust constituted or evidenced by this Agreement shall remain in full force and effect until the earlier of:

16.3.1	the expiration of a period of eighty (80) years from the date of this Agreement; or

16.3.2	receipt by the Bank Trustee of confirmation in writing from the Bank Agent that all the Secured Obligations have been paid, repaid, performed, discharged and satisfied in full,

and the parties to this Agreement declare that the perpetuity period applicable to this Agreement shall, for the purpose of the Perpetuities and Accumulations Act 1964, be a period of eighty (80) years from the date of this Agreement.

16.4	Agent’s actions

Any action taken by either Agent under or in relation to this Agreement or, as the case may be, the Facility Documents with requisite authority, or on the basis of appropriate instructions, received from the Majority Banks (or as otherwise duly authorised) shall be binding on all the Banks.

16.5	Agent’s duties

Each Agent shall:

16.5.1	promptly notify each Bank Beneficiary of the contents of each notice, certificate or other document received by that Agent from each Security Party, the Facility Agent, the Security Trustee or any Lender under or pursuant to any provision of this Agreement or any Facility Document;

16.5.2	consult with the Banks as to whether and, if so, how a discretion vested in that Agent is, either in any particular instance or generally, to be exercised but so that this shall not prevent the applicable Agent acting without seeking or obtaining instructions from all or any of the Banks (a) in relation to routine administrative matters and (b) in relation to matters where the interests of the Banks or the value of the security constituted by the Security Documents or other exceptional circumstances where, in the opinion of the applicable Agent, time does not permit such consultation and urgent action is required, and from exercising its rights and powers to preserve the security constituted by the Security Documents, so long as in each case the applicable Agent informs the Banks as soon as reasonably practicable thereafter of the circumstances and of the action taken; and

16.5.3	(subject to clause 16.14 and the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action with respect to the exercise of all or any of its rights, remedies, powers and discretions as agent or bank trustee and the grant of any consents and releases, as the Majority Banks may reasonably direct.

16.6	Agent’s rights

Each Agent may:

16.6.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement, act or, as the case may be, refrain from acting in accordance with the instructions of the Majority Banks, and shall be fully protected in so doing;

16.6.2	unless and until it shall have received directions from the Majority Banks, take such action, or refrain from taking such action in respect of a Default of which that Agent has actual knowledge as it shall deem advisable in the best interests of the Banks (but shall not be obliged to do so);

16.6.3	refrain from acting in accordance with any instructions of the Majority Banks to institute any legal proceedings arising out of or in connection with this Agreement and/or the Security Documents until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.6.4

deem and treat (i) each Bank as the person entitled to the benefit of the Contributions of such Bank for all purposes of this Agreement and the Facility Documents unless and until a Transfer Certificate shall have been filed with the Bank Agent and shall have become effective and (ii)

the office set opposite the name of each Bank in schedule 1 or, as the case may be, in any relevant Transfer Certificate as such Bank’s lending office unless and until a written notice of change of lending office shall have been received by the Bank Agent; and each Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.6.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of a Security Party upon a certificate signed by any director of that Security Party; and

16.6.6	refrain from doing anything which would, or might in its opinion, be contrary to any law or regulation of any jurisdiction and may do anything which is in its opinion necessary or desirable to comply with any such law or regulation.

16.7	No liability of Agents

Neither Agent nor any of their respective employees and agents shall:

16.7.1	be obliged to request any certificate or opinion under any provision of this Agreement and the Facility Documents or to make any enquiry as to the use of the proceeds of a Facility unless so required in writing by the Majority Banks, in which case the applicable Agent shall promptly make the appropriate request of the Borrower; or

16.7.2	be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement and the other Facility Documents or as to the existence of a Default unless the applicable Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case that Agent shall promptly notify the Banks of the relevant event, Default or other event or circumstance; or

16.7.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the Facility Documents is true; or

16.7.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.7.5	be obliged to account to any Bank for any sum or the profit element of any sum received by it for its own account; or

16.7.6	be obliged to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement and/or the Facility Documents other than on the instructions of the Majority Banks; or

16.7.7	be liable to any Bank for any action taken or omitted under or in connection with this Agreement and/or the Facility Documents or a Facility unless caused by its negligence or wilful misconduct.

For the purposes of this clause 16 neither Agent shall be treated as having actual knowledge of any matter of which any division (other than the agency or loan administration department of the person for the time being acting as that Agent) may become aware in the context of any activities from time to time undertaken by that Agent for any Security Party or the Charterer or any other person which may be a trade competitor of any Security Party or the Charterer or may otherwise have commercial interests similar to those of any Security Party or the Charterer.

16.8	Non-reliance on Agents

Each Bank acknowledges, by virtue of its execution of this Agreement or, as the case may be, a Transfer Certificate, that it has not relied, and will not rely, on any statement, opinion, forecast or other representation made by either Agent to induce it to enter into this Agreement and that it has made and will continue to make, without reliance on either Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrower and the other Security Parties and the Charterer and its own independent investigation of the financial condition, prospects and affairs of the Borrower and the other Security Parties and the Charterer in connection with the making and continuation of the Facilities available under this Agreement. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to the Borrower or other Security Parties or the Charterer whether coming into its possession before the making of any Advance or at any time or times thereafter, other than as provided in clause 16.5.1 or which it is otherwise obliged to provide to the Banks in accordance with this Agreement.

16.9	No Responsibility on Agents for performance of Security Parties

Neither Agent shall have any responsibility or liability to any Bank Beneficiary:

16.9.1	on account of the failure of the Borrower and the other Security Parties to perform their respective obligations under this Agreement and the other Facility Documents to which they are respectively party; or

16.9.2	for the creditworthiness, financial or other condition or affairs of the Borrower and the other Security Parties; or

16.9.3	for the completeness or accuracy of any certificates, statements, representations or warranties in this Agreement or any of the Facility Documents or the Information Memorandum or any document delivered under this Agreement or any of the Facility Documents; or

16.9.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or any of the Facility Documents or of any certificate, report or other document executed or delivered under this Agreement or any of the Facility Documents; or

16.9.5	to ascertain whether all deeds, documents, instruments and agreements which should have been deposited with or delivered to it under or pursuant to the Facility Documents or any of them have been so deposited with or delivered to it; or

16.9.6	to investigate or make any enquiry into the title of the Borrower or any other Security Party to any of their respective property or assets; or

16.9.7	for the failure to register or file any Facility Document with the Registrar of Companies or any other public office elsewhere; or

16.9.8	for the failure to register any of the Facility Documents in accordance with the provisions of the documents of title of the Borrower or any other Security Party to any of their respective property or assets; or

16.9.9	for the failure to take or require the Borrower or any other Security Party to take any steps to render any of the Facility Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

16.9.10	otherwise in connection with the Facilities or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Majority Banks or, where required, all of the Banks, other than (if applicable) as a consequence of the wilful misconduct or negligence of the Agents.

16.10	Reliance on documents and professional advice

Each Agent shall be entitled to rely on any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers reasonably selected or approved by it (including those in the applicable Agent’s employment).

16.11	Other dealings

Each Agent may, without any liability to account to the Banks, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any member of the Group or the Charterer or any Subsidiary of any of the foregoing, any of the Banks or any Bank Beneficiary or any Subsidiary thereof as if it were not an Agent.

16.12	Rights of Agent as Bank; no partnership

With respect to its own Commitments and Contributions (if any) each Agent shall have the same rights and powers under this Agreement and the Facility Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and/or the Facility Documents and the term “Banks” shall, unless the context clearly otherwise indicates, include each of the Bank Agent and the Bank Trustee in their respective individual capacity in each case as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.13	Amendments; waivers

16.13.1	Subject to clause 16.13.2, the Bank Agent or, as the case may be, the Bank Trustee may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of this Agreement or the Facility Documents) and, if so instructed by the Majority Banks, shall (i) agree amendments or modifications to this Agreement or the Facility Documents with the Security Parties and/or (ii) vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement or the Facility Documents by the Security Parties. Any such action so authorised and effected by the either Agent shall be documented in such manner as the applicable Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the applicable Agent and (without prejudice to the generality of clause 16.14 (Reimbursement and indemnity by the Banks)) shall be binding on all the Banks.

16.13.2	Except with the prior written consent of all the Banks, neither Agent shall have authority on behalf of the Banks to agree with the Borrower or any other Security Party any amendment or modification to this Agreement or the Facility Documents or to grant waivers in respect of breaches or defaults or to vary or excuse performance of or under this Agreement or any of the Facility Documents by the Borrower or any other Security Party, if the effect of such amendment, modification, waiver, variation or excuse would be to:

(a)	reduce the Margin or any other amount payable for the account of the Bank Beneficiaries;

(b)	postpone or extend the due date or reduce the amount of any payment of principal, interest, commitment commission or other amount payable by the Borrower under this Agreement or any of the Facility Documents;

(c)	change the currency in which any amount is payable by the Borrower or any other Security Party under this Agreement or any of the Facility Documents;

(d)	increase any Bank’s Commitment;

(e)	extend an Availability Period;

(f)	postpone or extend or otherwise change the Facility A Final Maturity Date or Facility B Final Maturity Date;

(g)	change the definition of “Majority Banks” in clause 1.2;

(h)	change any provision of this Agreement or any other Facility Document which expressly or impliedly requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(i)	change the order of distribution under clause 8.7 (Application of payments prior to the Termination Date) or clause 8.8 (Application of payments after the Termination Date);

(j)	change clause 14.2 (pro-rata payments);

(k)	change this clause 16.13;

(l)	release the Borrower or any of the other Security Parties from the security created by any of the Facility Documents, unless all the Secured Obligations have been paid, repaid, performed, satisfied and discharged in full or such release is required in accordance with clause 16.22 of this Agreement; or

(m)	release any Security Party from any of its obligations under the Co-ordination Deed unless such release is specifically provided for therein or all of the Secured Obligations have been paid, repaid, performed, satisfied and discharged in full and such release is required in accordance with clause 16.22 of this Agreement.

16.14	Reimbursement and indemnity by Banks

Each Bank shall reimburse each Agent (rateably in accordance with (a) at any time prior to the first Drawdown Date, such Bank’s Commitments and (b) at any time thereafter, such Bank’s Share or Contributions), to the extent that that Agent is not reimbursed by the Security Parties, for the costs, charges and expenses incurred by that Agent in connection with the negotiation, preparation and execution of this Agreement and the Facility Documents and/or in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, or in carrying out its duties under, this Agreement and/or any of the Facility Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify each Agent (rateably in accordance with its Share or Contributions) against all liabilities, damages, costs and claims whatsoever incurred by each Agent in connection with this Agreement and the Facility Documents or the performance of their respective duties under this Agreement and the Facility Documents or any action taken or omitted by either Agent under this Agreement and/or any of the Facility Documents, unless such liabilities, damages, costs or claims arise from the applicable Agent’s own negligence or wilful misconduct.

16.15	Retirement of Agents

16.15.1	The Bank Agent may and shall, upon the written request of the Majority Banks, retire from its appointment as Bank Agent under this Agreement having given not less than thirty (30) days’ notice of its intention to do so to the Borrower and each of the Banks, provided that no such retirement shall take effect unless a successor bank agent for the Banks has been duly appointed by the Banks. Any successor bank agent must be a Bank experienced in the oil and gas business and nominated by the Majority Banks after good faith consultation with the Borrower or, failing such a nomination, any reputable Bank or financial institution experienced in the oil and gas business nominated by the retiring Bank Agent. Any costs and expenses reasonably incurred in connection with such retirement shall be for the account of the retiring Bank Agent, unless the retirement has been requested by the Majority Banks, in which case such costs and expenses shall be for the account of the Majority Banks requesting the retirement of the Bank Agent.

16.15.2	The Bank Trustee may and shall, upon the written request of the Majority Banks, (at no cost to the Borrower) retire from its appointment as Bank Trustee under this Agreement and the Facility Documents having given not less than thirty (30) days’ notice of its intention to do so to the Borrower, the other Security Parties and each of the Banks, provided however that no such retirement shall take effect unless:

(a)	a Bank experienced in the oil and gas business and nominated by the Majority Banks or, in the absence of such a nomination, any reputable and experienced bank or financial institution nominated by the retiring Bank Trustee has been appointed by the Banks as the successor bank trustee; and

(b)	in compliance with its obligations under clause 16.15.5, the Bank Trustee shall have done all acts, taken all steps and executed all deeds, documents and other instruments reasonably required by the successor bank trustee in order to ensure the transfer of the property, assets and rights vested in the Bank Trustee to the successor bank trustee (or its nominee).

16.15.3	Any corporation into which the Bank Agent or the Bank Trustee may be merged or converted or any corporation with which the Bank Agent or the Bank Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Bank Agent or the Bank Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Bank Agent or (as the case may be) the Bank Trustee under this Agreement and/or the Facility Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Borrower and the Banks.

16.15.4	Upon any such successor Bank Agent or successor Bank Trustee being appointed in accordance with clauses 16.15.1 or 16.15.2 above, the retiring Bank Agent or, as the case may be, the retiring Bank Trustee shall be discharged from any further obligation under this Agreement (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Bank Agent or, as the case may be, the retiring Bank Trustee. The retiring Bank Agent or, as the case may be, the retiring Bank Trustee shall provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under this Agreement and the Facility Documents.

16.15.5	It is the intention that (except only as may be agreed in writing between any retiring Bank Trustee and its successor with the prior approval of the Majority Banks), upon the appointment of any successor to the Bank Trustee, the property, assets and rights vested in the Bank Trustee pursuant to this Agreement and the Facility Documents should, with immediate effect, be vested in such successor under the provisions of the Trustee Act 1925, either by operation of law or, failing that, by assignment or other form of transfer or conveyance. At any time and from time to time following the appointment of any such successor to the Bank Trustee, the retiring Bank Trustee shall do and execute all acts, deeds and documents reasonably required by such successor in order to transfer to such successor Bank Trustee (or its nominee, as such successor may direct) any such property, assets and rights which shall not have vested in such successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Bank Trustee.

16.16	Change of Reference Banks

If any Reference Bank ceases to provide quotations to the Bank Agent for the purposes of determining LIBOR (where such quotations are required having regard to the definition of “LIBOR” in clause 1.2), the Bank Agent may, acting on the instructions of the Majority Banks and with the consent of the Borrower (such consent not to be unreasonably withheld), terminate the appointment of such Reference Bank and appoint another Bank to replace such Reference Bank.

16.17	Powers and duties of the Bank Trustee as trustee of the security

In its capacity as trustee in relation to the Facility Documents the Bank Trustee:

16.17.1	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Facility Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Bank Trustee by this Agreement and/or any Facility Document but so that the Bank Trustee may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement (including specifically, but without limitation, clause 16.5.2) and, in exercising such powers and discretions, the Bank Trustee shall have regard to and comply with any applicable constraints and/or restrictions imposed by this Agreement (including specifically, but without limitation, by clause 16.5.2);

16.17.2	shall (subject to clause 16.20 (Application of proceeds received by the Bank Trustee)) be entitled to invest moneys from time to time held by it as a consequence of any enforcement of the security constituted by the Facility Documents which, in the reasonable opinion of the Bank Trustee, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Bank Trustee as the Bank Trustee may think fit without being under any duty to diversify the same and the Bank Trustee shall not be responsible for any loss due to interest rate or exchange rate fluctuations;

16.17.3	shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Facility Documents as it affects the Bank Trustee and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of the Bank Trustee) shall be conclusive and shall bind all the other parties to this Agreement provided however that if it is aware of the relevant question or doubt, and it is reasonably practicable to do so, the Bank Trustee shall notify the Banks of the relevant question or doubt and, if required to do so by the Majority Banks, the Bank Trustee shall consult a lawyer in relation to such question or doubt (and if the Bank Trustee does so consult a lawyer, the restriction or delegation of duties and functions referred to in clause 16.17.4 below shall not apply to the consultation of the lawyer by the Bank Trustee);

16.17.4	may, in the conduct of its obligations under and in respect of this Agreement and the Facility Documents (otherwise than, subject to the express provisions of the proviso to clause 16.17.3, in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent to act on its behalf (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Bank Trustee (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid by the Bank Trustee for all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (ii) the Bank Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Bank Trustee shall have exercised reasonable care in the selection of such agent (which, without limitation, shall conclusively be deemed to be the case in respect of any agent approved in writing by the Majority Banks); and

16.17.5	may place all deeds, certificates and other documents relating to the property and assets subject to the Facility Documents which are from time to time deposited with it pursuant to the Facility Documents in any safe deposit, safe or receptacle selected by the Bank Trustee acting reasonably or with any firm of solicitors and may make any such arrangements as it thinks fit acting reasonably for allowing the Borrower access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Bank Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

16.18	All enforcement action through the Bank Trustee

None of the Banks shall have any independent power to enforce any of the Facility Documents or (other than in the case of IFC under the IFC Agreement) to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Facility Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Facility Documents except through the Bank Trustee.

16.19	Co-operation to achieve agreed priorities of application

The Banks shall co-operate with each other and with each Agent and any Insolvency Official under the Facility Documents in realising the property and assets subject to the Facility Documents and in ensuring that the net proceeds realised under the Facility Documents after deduction of the expenses of realisation are applied in accordance with clause 8.7 (Application of payments prior to the Termination Date) or, as the case may be, clause 8.8 (Application of payments after the Termination Date).

16.20	Application of proceeds received by Bank Trustee

Moneys received by the Bank Trustee (whether from an Insolvency Official or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Facility Documents or pursuant to any insurance policies taken out on behalf of the Bank Beneficiaries shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority to the Secured Obligations) be paid to the Bank Agent for distribution in accordance with clause 8.7 (Application of payments prior to the Termination Date) or, as the case may be, clause 8.8 (Application of payments after the Termination Date).

16.21	Distribution of Proceeds

The Bank Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Bank Agent in accordance with clause 16.20 save that (without prejudice to any other provision contained in any of the Facility Documents) the Bank Agent (acting on the instructions of the Majority Banks) or any Insolvency Official may credit any moneys received by it to a suspense account for so long and in such manner as the Bank Agent or such Insolvency Official may from time to time determine with a view to preserving the rights of the Bank Beneficiaries or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

16.22	Release of Security

The Borrower hereby agrees with the Bank Trustee and the Banks that they shall be entitled to retain the Security Documents for thirty (30) days after the payment, repayment, performance, satisfaction and discharge in full of all of the Secured Obligations and on the last day of such thirty (30) day period the Bank Trustee shall, at the request and cost of the applicable Security Party, execute such documentation as may be required to release or, where applicable, reassign to the applicable Security Party the security created pursuant to the applicable Security Document in accordance with this clause 16.22 only after satisfaction and discharge in full of all the Secured Obligations, Provided however that if in the reasonable opinion of the Bank Trustee or any other Bank Beneficiary there are at that time any contingent claims by any of the Bank Beneficiaries against the Borrower or any other Security Party under or in connection with this Agreement or any Facility Document or any likely contingent claims can be identified at that time, the Bank Trustee reserves its right to retain any Security Document and delay such release (notwithstanding the expiry of such thirty (30) day period) until the earlier of (i) the date on which all such contingent claims are irrevocably and unconditionally settled in full, or fully and finally disposed of or withdrawn or discontinued and (ii) such time as the Bank Trustee may deem appropriate.

Bank Agent as agent for Notices

The Bank Trustee hereby appoints the Bank Agent as its agent for the purposes of all or any requests, consents, instructions, directions, notices, demands or other communications which are given, made or issued by the Bank Trustee under or pursuant to this Agreement and the other Facility Documents during the Security Period and all of the Banks hereby approve that appointment.

17	Notices

17.1	Notices

The provisions of clause 13 of the Co-ordination Deed shall be incorporated by reference, mutatis mutandis, in this Agreement as if all references therein to “this Deed” were references to this Agreement.

17.2	Notices through the Bank Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Bank Agent for onward transmission as appropriate and to be given to the Borrower shall (except as otherwise provided in this Agreement) be given by the Bank Agent.

18	Miscellaneous

18.1	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank Beneficiaries or any of them to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank Beneficiaries or any of them of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

18.2	English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified English translation upon which the Bank Beneficiaries shall be entitled to rely.

18.3	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

18.4	Further Assurance

The Borrower undertakes:

18.4.1	that this Agreement and each of the Facility Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under this Agreement and/or any of the Facility Documents be valid and binding obligations of the respective Security Parties who are parties thereto and the rights of the Bank Beneficiaries shall be enforceable in accordance with their respective terms; and

18.4.2	that the Borrower will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank Trustee acting with the consent of the Majority Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

18.5	Conflicts

In the event of any conflicts between this Agreement and any other Facility Documents (other than the Co-ordination Deed), the provisions of this Agreement shall prevail.

18.6	Severability of provisions

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of those provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction neither the validity, legality and enforceability of the remaining provisions of this Agreement nor the validity, legality and enforceability of those provisions in any other jurisdiction shall in any way be affected or impaired thereby.

19	Limited Recourse

19.1	Security

In recognition of the willingness of the Borrower to grant the security granted or to be granted by it under the Facility Documents, each of the Bank Beneficiaries is prepared to limit its recourse against the Borrower in respect of the Relevant Obligations of the Borrower in the manner, and subject to the terms and conditions, set out in this clause 19. For the avoidance of doubt, the Relevant Obligations shall include the obligations of the Borrower under clause 18 (Parallel Debt) of the Co-ordination Deed.

19.2	Limited recourse

Subject to clauses 19.3 and 19.4, each of the Bank Beneficiaries acknowledges and agrees that all Relevant Obligations of the Borrower shall be recoverable only from and to the extent of:

19.2.1	the Collateral and the Secured Property;

19.2.2	amounts received by the Borrower under the Mimosa Shareholder Agreement or clauses 7.2 and/or 7.3 of the Co-ordination Deed and the Borrower shall not be personally liable for those Relevant Obligations except to the extent of the amounts referred to in this clause 19.2.2.

19.3	Exceptions

Notwithstanding clauses 19.1 and 19.2, the Borrower shall remain personally and fully liable to each Bank Beneficiary for all Losses incurred by that Bank Beneficiary as a result of:

(a)	any representation or warranty made or given (or, as the case may be, repeated) by the Borrower in any Facility Document to which it is a party being untrue, inaccurate or misleading in any material respect when made or given (or, as the case may be, repeated); or

(b)	the failure of the Borrower to apply any amount paid to the Borrower under the Mimosa Shareholder Agreement or, as the case may be, clause 7.2 and/or 7.3 of the Coordination Deed in or towards payment and satisfaction of the Secured Obligations, or

(c)	the negligence or wilful misconduct of the Borrower,

and each Bank Beneficiary shall be at liberty to pursue all powers, rights and remedies against the Borrower for contractual damages and/or enforcement without any restriction in any such circumstances.

19.4	Preservation

The provisions of clauses 19.1 and 19.2 shall:

19.4.1	be ignored in the determination of the Secured Obligations;

19.4.2	not limit or restrict in any way the accrual of interest (including, without limitation, default interest) on any moneys (provided that limitations on the personal liability of the Borrower shall apply to the payment of such interest);

19.4.3	not derogate from or otherwise limit any power, right or remedy of any Bank Beneficiary under and pursuant to any Facility Document (including, without limitation, clause 11 of this Agreement) or in relation to the Security and the Secured Property (and, for the avoidance of doubt, each of the Bank Beneficiaries shall be entitled to recover the Relevant Obligations from the proceeds of any enforcement, recovery, realisation or application of the Security and the Secured Property); and

19.4.4	not prevent any Bank Beneficiary from:

(a)	taking any legal action or proceeding to obtain a declaratory or other similar judgment or order as to the Relevant Obligations or requiring the specific performance of any Relevant Obligation; and/or

(b)	to the extent that such claim or proof is a necessary procedural step to enable the realisation or enforcement of the full benefit of the Security and the Secured Property or any part thereof, or to the exercise by any Bank Beneficiary of any right or remedy under or pursuant to any Facility Document, to make or file a claim or proof in any Insolvency Event in relation to the Borrower in respect of the Relevant Obligations.

20	Governing law and jurisdiction

20.1	Law

This Agreement shall be governed by English law.

20.2	Submission to jurisdiction

The Borrower agrees for the benefit of the Bank Beneficiaries that:

20.2.1	if the Borrower has any claim against any other arising out of or in connection with this Agreement such claim shall (subject to clause 20.2.3) be referred to the High Court of Justice in England, to the jurisdiction of which the Borrower irrevocably submits;

20.2.2	the jurisdiction of the High Court of Justice in England over any such claim against the Bank Beneficiaries shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim; and

20.2.3	nothing in this clause 20.2 shall limit the right of the Bank Beneficiaries to refer any such claim against the Borrower to any other court of competent jurisdiction outside England, to the jurisdiction of which the Borrower hereby irrevocably agrees to submit, nor shall the taking of proceedings by the Bank Beneficiaries before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

20.3	Agent for service of process

20.3.1	The Borrower irrevocably designates, appoints and empowers Norose Notices Limited at its principal place of business in England from time to time (at present of 3 More London Riverside, London SE1 2AQ) Attention: Partnership Office Manager, reference: PTV/LN03718, to receive for it and on its behalf service of process issued out of the High Court of Justice in England in relation to any claim arising out of or in connection with this Agreement.

20.3.2	The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in England on its behalf and on behalf of its property with respect to this Agreement and the other Transaction Documents and if, for any reason, such agent named above or its successor shall no longer serve as agent of the Borrower to receive service of process in England, the Borrower shall promptly appoint a successor in England and advise the Bank Agent and the Bank Trustee thereof.

IN WITNESS whereof this Deed has been duly executed and delivered as a deed by the parties hereto on the date first above written.

Schedule 1

The Banks and their Commitments

Name	Address and facsimile number	Commitments $	“Facility A” Commitment	“Facility B” Commitment

Banco Bradesco S.A. – Grand Cayman Branch	Av. Ipiranga, 282 – 10o. andar – 01046- 920 – São Paulo, SP – Brazil Fax: 55-11-3235-9161	84,463,094.44	34,616,022.30	49,847,072.14

BANCO SANTANDER BANESPA S/A	Rua Hungria, 1400 – Jardim Europa – P.O. Box 30124 01455-000 – São Paulo – SP – Brasil Fax: +55 11 3012 7376	84,463,094.44	34,616,022.30	49,847,072.14

Bayerische Hypo- und Vereinsbank A.G.	MIF3SC Am Tucherpark 1 80538 Munich Germany Fax: +49 893 784 1518	84,463,094.44	34,616,022.30	49,847,072.14

CALYON S.A.	9 quai du Président Paul Doumer 92920 Paris, La Défense Cédex France Fax: +33 1 41 89 29 87	84,463,094.44	34,616,022.30	49,847,072.14

DnB NOR ASA, New York Branch	200 Park Avenue 31st Floor New York, NY 10166 USA Fax: +1 212 681 3900	84,463,094.44	34,616,022.30	49,847,072.14

Fortis Capital Corp.	520 Madison Avenue, 3rd Floor New York, NY 10022 USA Fax: +1 212 340 5370	84,463,094.44	34,616,022.30	49,847,072.14

ING Bank N.V.	Bijlmerpleijn 888, 1102 MG Amsterdam The Netherlands Fax: +31 20 565 8211	84,463,094.48	34,616,022.32	49,847,072.16

NATIXIS	45 rue Saint Dominique 75007 Paris FRANCE Fax: +33 158 19 36 60	84,463,094.44	34,616,022.30	49,847,072.14

NIBC Bank N.V.	Carnegieplein 2517KJ, The Hague The Netherlands Fax: +3170 342 5577	84,463,094.44	34,616,022.30	49,847,072.14

IFC	INTERNATIONAL FINANCE CORPORATION 2121 Pennsylvania Avenue NW Washington DC 20433 USA Fax: +1 202 974 4322	50,000,000.00	20,491,803.27	29,508,196.73

Schedule 2

Form of Drawdown Notice for Principal Advances/Intercompany Interest

Advances/Swap Advances

To:	ING Bank N.V.
Bijlmerplein 888
P.O. Box 1800
1000 BV Amsterdam
The Netherlands

Attention:

[—]

US$810,167,850 Bank Loan Facility Agreement dated 30 July 2007 (the “Agreement”)

We refer to the above Agreement and hereby give you notice that we wish to draw down a [Principal][Intercompany Interest] [Swap] Advance as part of the [A][B] Facility, namely [—] million Dollars [$[—]] on [—]. The funds should be credited to the Funding Account no later than 11:00 a.m. on that date.

We confirm that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default;

(ii)	the Repeating Representations and warranties contained in clause 9 of the Agreement (and the representation and warranty in clause 9.12 refers for this purpose to the audited financial statements in respect of the financial year ended on 31 December [—]/30 June [—]), are true and correct at the date of this notice as if made with respect to the facts and circumstances existing at the date of this notice; and

(iii)	the borrowing to be effected by such [Principal][Intercompany Interest] [Swap] Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

Words and expressions defined in the Agreement shall have the same meanings where used in this notice.

For and on behalf of
Mimosa Finance C.V.

Schedule 3

Conditions Precedent

Part 1 - Documents and evidence required as conditions precedent to the obligations of the Bank Beneficiaries generally

1	Constitutive Documents and corporate authorities

In respect of each of the Borrower, Mimosa, the Project Borrower, the Rig Owners, Centaurus and Becrux:

(a)	a copy certified by a duly authorised officer of the relevant person to be a true, complete and up-to-date copy, of the Constitutive Documents of that person together with a certified extract from the commercial register or, as the case may be, a certificate of good standing in respect of that person;

(b)	a copy, certified by a duly authorised officer of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors or governors or managing partner (or of a committee of the board of directors or governors or managing partners) of that person:

(i)	approving the entering into by the relevant person of the transaction as constituted by the rights and obligations of the relevant person under the Transaction Documents to which that person is (or is to be) party;

(ii)	authorising the execution by that person of such of this Agreement and the other Transaction Documents to which such person is party; and

(iii)	authorising an individual or individuals to sign and deliver on behalf of that person such of this Agreement and the other Transaction Documents to which such person is party;

(c)	a copy certified by a duly authorised officer of that person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by that person pursuant to the said resolutions; and

(d)	a certificate of incumbency.

2	Authorisations and approvals

(a)	Evidence satisfactory to the Agents (in the form of a confirmatory certificate from each of the parties referred to in paragraph 1 above) that all Authorisations necessary for any matter or thing contemplated by the Facility Documents and the Mimosa Shareholder Agreement (in each case to which the applicable Security Party is a party) and for the legality, validity, enforceability, priority, admissibility in evidence and effectiveness thereof, at the time the same are required, have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of any necessary arrangements effecting any future Authorisations, registrations and filings, that arrangements which are satisfactory to the Bank Agent have been made for the effecting of the same within any applicable time limit);

(b)	Evidence satisfactory to the Agents in the form of a confirmatory certificate from each of the parties referred to in paragraph 1 above that any Authorisations which may be required for the due execution and performance of any Security Party of any Transaction Document to which it is party at the time the same are required have been obtained and are in full force and effect.

(c)	Evidence satisfactory to the Agents that the Co-ordination Deed has been (i) translated into Portuguese by a sworn public translation, and (ii) registered with the competent Registry of Deeds and Documents; and

(d)	A certified copy of the Register of Charges of each of the Rig A Owner, the Rig B Owner and Constellation, stamped as filed at the Registry of Corporate Affairs in the British Virgin Islands containing details of each of the Security Documents to which it is a party.

3	Transaction Documents

(a)	An original counterpart of this Agreement and each Facility Document duly executed and delivered by each Security Party which is party thereto as well as all evidence that notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered.

(b)	A certificate from each Security Party confirming that each of the Transaction Documents (other than this Agreement and the Security Documents) to which it is a party which have then been executed, remain unamended and in full force and effect.

(c)	A copy, certified as a true copy by a duly authorised officer of the relevant Security Party of each of the other Transaction Documents (other than this Agreement and the Facility Documents) to which it is a party as well as evidence that all notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered together with a certified copy thereof.

4	Legal opinions

Legal opinions in form and content satisfactory to the Banks from:

(a)	Norton Rose, Netherlands counsel to the Banks in relation to, inter alia, the Borrower, Mimosa, the Project Borrower, Becrux, the Account Pledges and the security granted in favour of the Bank Trustee;

(b)	Maples and Calder, British Virgin Island counsel to the Banks, in relation to, inter alia, the Rig Owners and the Co-ordination Deed;

(c)	Basch and Rameh, Brazilian counsel to the Banks, in relation to, inter alia, the Bank Security Assignment;

(d)	Norton Rose, English counsel to the Banks, in relation to, inter alia, the Facility Documents;

(e)	Elvinger, Hoss & Prussen, Luxembourg counsel to the Banks, in relation to, inter alia, Centaurus; and

(f)	Patton, Moreno & Asvat, Panamanian counsel to the Banks, in relation to, inter alia, the Bank Security Assignment.

5	Accounts and financial information

(a)	Evidence that each of the Accounts have been opened and that all necessary bank mandates and signature forms in form and content acceptable to the Agents have been delivered to the Account Bank and that $1 has been credited to each such account.

(b)	Evidence acceptable to the Agents that any applicable commitment commission then due have been paid in full or, as the case may be, arrangements satisfactory to the Agents for the payment of such fees have been put in place.

6	Process Agents

Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under this Agreement and the Facility Documents.

7	Transaction Documents conditions precedent

A certificate from the Borrower confirming that the conditions precedent to the Transaction Documents which have been executed have been fulfilled or waived in accordance with the respective terms of the Transaction Documents.

Part 2 - Conditions Precedent to Drawdown of the First Advance of a Facility

1	Constitutive Documents and corporate authorisations

A certificate from a duly authorised officer of each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 confirming that there has been no change in the Constitutive Documents of the relevant person since the date on which a certified copy thereof was provided to the Agents pursuant to part 1 of this Schedule 3 or, as the case may be, a copy certified by a duly authorised officer of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney or other corporate authorisation referred to in paragraphs 1(b) and 1(c) of part 1 of this Schedule 3 remain unamended and in full force and effect.

2	No Defaults

A certificate from a duly authorised officer of the Borrower confirming that no Default has occurred and is continuing or would result from the payment of the applicable First Advance.

3	Legal Opinions

If requested by the Bank Agent (acting on the instructions of the Majority Banks (acting reasonably)), confirmation from such of the counsel to the Banks referred to in paragraph 4 of part 1 of this Schedule 3 as may be nominated by the Bank Agent in that request that the terms and provisions of the legal opinions provided by them pursuant to that paragraph 4 of part 1 of this Schedule 3 need not be altered or modified in any way.

4	Transaction Documents

A certificate from each Security Party, which is a party to the Facility Documents and the other Transaction Documents which have been executed prior to the Drawdown Date for that First Advance confirming that those documents to which the relevant Security Party is a party remain unamended and in full force and effect.

5	Representation and Warranties

A certificate from each Security Party confirming that each of the representations and warranties on the part of each such party referred to in paragraph 1 above under this Agreement or any of the Facility Documents are true and accurate on the date on which the Drawdown Notice for that First Advance is issued and will be true and accurate on the Drawdown Date for that First Advance as if given on each such date by reference to the facts and circumstances then existing.

Part 3 - Conditions Precedent to Drawdown of any Subsequent Advance

1	First Advance

In relation to the first Subsequent Advance made to the Borrower, the First Advance in respect of the Facility of which that Subsequent Advance forms a part shall have been made. In relation to any Subsequent Advance of a Facility thereafter, the immediately preceding Subsequent Advance in respect of that Facility, shall have been made.

2	Constitutive Documents and corporate authorisations

A certificate from a duly authorised officer of each of the parties referred to in paragraph 1 of Part 1 of this Schedule 3 confirming that there has been no change in the Constitutive Documents of the relevant person since the date of the last confirmation delivered pursuant to paragraph 1 of part 2 of this Schedule 3 or, as the case may be, a copy certified by a duly authorised officer of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney or other corporate authorisation referred to in paragraphs 1(b) and 1(c) of part 1 of this Schedule 3 remain unamended and in full force and effect.

3	No Defaults

A certificate from a duly authorised officer of the Borrower confirming that no Default has occurred and is continuing or would result from the payment of the relevant Subsequent Advance.

4	Legal Opinions

If requested by the Bank Agent (acting on the instructions of the Majority Banks (acting reasonably)), confirmation from such of the counsel to the Banks referred to in paragraph 4 of part 1 of this Schedule 3 as may be nominated by the Bank Agent in that request that the terms and provisions of the legal opinions provided pursuant to paragraph 4 of part 1 of this Schedule 3 need not be altered or modified in any way.

5	Transaction Documents

A certificate from each Security Party which is a party to the Facility Documents and the other Transaction Documents which have then been executed confirming that those documents to which the relevant Security Party is a party remain unamended and in full force and effect.

6	Representations and Warranties

A certificate from each party referred to in paragraph 2 above confirming that each of the representations and warranties on the part of each such party under this Agreement or any of the Facility Documents are true and accurate on the date on which the Drawdown Notice for the relevant Subsequent Advance is issued and will be true and accurate on the Drawdown Date for the relevant Subsequent Advance as if given on each such date by reference to the facts and circumstances then existing.

Schedule 4

Form of Transfer Certificate

(referred to in clause 15.3)

[Banks are advised not to employ Transfer Certificates without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder.]

To:	[Name of Bank Agent]

[            ]

Transfer Certificate

This Transfer Certificate relates to the Bank Loan Agreement dated 30 July, 2007 between, among others, Mimosa Finance C.V. as borrower and ING Bank N.V., as bank agent (the “Agreement”). Words and expressions defined in the Agreement shall have the same meanings in this Transfer Certificate.

1	[Name of Existing Bank] (the “Existing Bank”) confirms the accuracy of the summary of its Commitment and its Contribution set out in the schedule to this Transfer Certificate.

2	Each of the Existing Bank and [Name of Transferee] (the “Transferee”) requests the Bank Agent (on behalf of itself, the Borrower, the Security Parties, the Banks and the other parties to the Agreement and the Co-ordination Deed) to accept this Transfer Certificate as being delivered to the Bank Agent pursuant to and for the purposes of clause 15.3 of the Agreement and clause 12.2 of the Co-ordination Deed, so as to take effect in accordance with its terms on [ ] [to be not less than five (5) Banking Days after delivery to the Bank Agent] (the “Effective Date”).

3	With effect from the Effective Date, the Existing Bank transfers to the Transferee absolutely all rights, interests and obligations (present and future, actual and contingent) which the Existing Bank has as a Bank under or by virtue of the Agreement and each of the other Facility Documents to which it is a party in relation to the portion of its Commitments and the portion of its Contributions respectively specified in the schedule to this Transfer Certificate and, by virtue of this Transfer Certificate and clause 15.3 of the Agreement, the Transferor is discharged entirely from the portion of its Commitments specified in the schedule to this Transfer Certificate.

4	The Transferee confirms that:

(a)	it has received a copy of the Agreement and each of the other Facility Documents and all other documentation and information required by it in connection with the transactions contemplated by this Transfer Certificate;

(b)	it has made and will continue to make its own assessment of the legality, validity, effectiveness, adequacy and enforceability of the Agreement, the other Facility Documents and this Transfer Certificate and has not relied and will not rely on any of the Existing Bank, the Bank Agent and the Bank Trustee or on any statements made by any of them in that respect;

(c)	it has made and will continue to make its own assessment of the financial condition of the Security Parties and has not relied and will not rely on any of the Existing Bank, the Bank Agent and the Bank Trustee or on any statements made by any of them in that respect; and

(d)	accordingly, none of the Existing Bank, the Bank Agent and the Bank Trustee shall have any liability or responsibility to the Transferee in respect of any of the foregoing matters.

5	The execution of this Transfer Certificate by the Transferee constitutes its representation and warranty to the Existing Bank and each of the other parties to the Agreement and the Coordination Deed that it has power to become a party to the Agreement and the Co-ordination Deed as a Bank on the terms herein and therein set out and has taken all necessary steps to authorise the execution and delivery of this Transfer Certificate.

6	The Existing Bank makes no representation or warranty and assumes no responsibility or liability with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Agreement, the other Facility Documents and this Transfer Certificate and assumes no responsibility or liability for the financial condition of the Security Parties or any of them or for the performance by any Security Party of its obligations under the Facility Documents and any and all such representations and warranties, whether express or implied by law or otherwise, are hereby excluded and waived by the Transferee.

7	The Transferee hereby covenants to each of the Existing Bank, the Security Parties and the Bank Agent and each of the other parties to the Agreement and the Co-ordination Deed that it will perform in accordance with their terms all obligations which by the respective terms of the Agreement, the Co-ordination Deed and this Transfer Certificate will be assumed by it after acceptance (by countersignature) of this Transfer Certificate by the Bank Agent and, if not already a Bank, appoints the Bank Agent to act as its bank agent and the Bank Trustee to act as its bank trustee as provided in, and in accordance with the provisions of, the Agreement and the Co-ordination Deed respectively and agrees to be bound by the terms of each of the Agreement and the Co-ordination Deed.

8	The Transferee acknowledges that the Existing Bank has no obligation to repurchase or reacquire all or any of the rights, interests and obligations transferred by virtue of this Transfer Certificate or to indemnify or compensate the Transferee for any losses suffered by the Transferee as a consequence of the transfer effected by virtue of this Transfer Certificate.

9	The Existing Bank:

(a)	warrants to the Transferee and each of the other parties to the Agreement and the Coordination Deed that it has taken all necessary steps to authorise the execution and delivery of this Transfer Certificate;

(b)	warrants to the Transferee that this Transfer Certificate is binding on the Existing Bank under the laws (i) of England and Wales, (ii) under which the Existing Bank is incorporated, and (iii) of the jurisdiction in which its lending office is located; and

(c)	agrees that it will, at its own expense, execute all and any documents which the Transferee reasonably requests in order to perfect in any Relevant Jurisdiction the Transferee’s title by virtue of this Transfer Certificate or for a similar purpose.

10	By the execution of this Transfer Certificate on their behalf by the Bank Agent and in reliance upon the representations and warranties of the Transferee, the Security Parties, the Bank Agent, the Bank Trustee, the Banks and each of the other parties to the Agreement and the Coordination Deed:

(a)	accept the Transferee as a party (as a Bank) to the Agreement and the Co-ordination Deed with respect to all rights, interests and obligations which by the terms of the Agreement, the Co-ordination Deed and this Transfer Certificate will be assumed by the Transferee (including, without limitation, those provisions in relation to pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Bank Agent and the Bank Trustee) after acceptance (by countersignature) of this Transfer Certificate by the Bank Agent; and

(b)	expressly agree that all Encumbrances securing the obligations of any Security Party and the obligations and liabilities of the Security Parties under the Facility Documents, are each hereby fully preserved and extended and shall continue in full force and effect notwithstanding this Transfer Certificate and the transfer hereby contemplated.

11	The Transferee explicitly declares and represents that it is a Professional Market Party and that it has made its own credit appraisal of the Security Parties.

12	The representations, warranties, confirmations, agreements and covenants of the Transferee in this Transfer Certificate are given to, and for the benefit of, each of the other parties to the Agreement, the Co-ordination Deed and the other Facility Documents.

13	This Transfer Certificate is governed by and shall be construed in accordance with the laws of England and Wales.

Note: This Transfer Certificate is not a security, bond, note, debenture, investment or similar instrument. The execution of this Transfer Certificate alone may not transfer a proportionate share of the Existing Bank’s interest in the security constituted by the Facility Documents in the Existing Bank’s or the Transferee’s jurisdiction. It is the responsibility of each individual Bank to ascertain whether any other documents are required to perfect a transfer of such a share in the Existing Bank’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

IN WITNESS WHEREOF this Transfer Certificate has been executed as a Deed and delivered by the parties hereto on the date appearing below.

The Schedule

Dollar Amount of Facility A Contribution ($)	Dollar Amount of Facility B Contribution ($)	Next Interest Payment Date(s)	Facility A Portion novated ($)	Facility B Portion novated ($)

Dollar Amount of Facility A Commitment ($)	Dollar Amount of Facility B Commitment ($)	Next Interest Payment Date(s)	Facility A Portion novated ($)	Facility B Portion novated ($)

Administrative Details of Transferee

Lending office:

Account for payments:

Telephone:

Facsimile:

[Telex:]

Attention:

[Existing Bank]	[Transferee]

By:	By:

Date:	Date:

The Bank Agent
By:

[The Bank Trustee
By: ]

on its own behalf

and on behalf of the Borrower, the Security Parties and the other parties to the Agreement and the Coordination Deed.

Date:

Schedule 5

Schedule of Minimum Repayment Amounts

Number of Application Date	“A Facility” Minimum Repayment Amount ($)	“B Facility” Minimum Repayment Amount ($)
1	7,171,008	16,745,328
2	7,284,221	17,009,694
3	7,399,220	17,278,235
4	7,516,035	17,551,015
5	7,634,695	17,828,102
6	7,755,227	18,109,563
7	7,877,663	18,395,468
8	8,002,032	18,685,886
9	8,128,364	18,980,889
10	8,256,690	19,280,550
11	8,387,043	19,584,942
12	8,519,453	19,894,139
13	8,653,954	20,208,218
14	8,790,578	20,527,255
15	8,929,360	20,851,329
16	9,070,332	21,180,520
17	9,213,530	21,514,907
18	9,358,988	21,854,574
19	9,506,743	22,199,603
20	9,656,831	22,550,079
		plus the Final Payment applicable to the Rig B Facility
21	9,809,288
22	9,964,153
23	10,121,462
24	10,281,254
25	10,443,570
26	10,608,447
27	10,775,928
28	10,946,053
	plus the Final Payment applicable to the Rig A Facility

Schedule 6

Mandatory Costs Formula

1	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank which in either case, are introduced or published after the date of this Agreement.

2	On, or as soon as possible after, the first day of each Interest Period, the Bank Agent shall calculate as a percentage rate the additional cost rate (the “Additional Cost Rate”) for each Bank, in accordance with the following paragraphs set out below. The Mandatory Cost will be calculated by the Bank Agent as a weighted average of the Additional Cost Rates of all the affected Banks (weighted in proportion to the percentage participation of each Bank in the Facility) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Bank Agent as its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all facilities made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office. If a Bank fails to notify any Additional Cost Rate pursuant to this paragraph 3, the Bank Agent shall be entitled to assume that no such Additional Cost Rate has been incurred.

4	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Bank Agent in accordance with the following formula:

E x 0.01	per cent
300	per annum

The resulting figures will be rounded to four decimal places.

Where:

E.	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Bank Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Bank Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the Supervision Manual of the Financial Services Authority’s Handbook of rules and guidance or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning give to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Bank Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Bank Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Bank shall supply any information required by the Bank Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Bank Agent may reasonably request for such purpose.

8	Each Bank shall promptly notify the Bank Agent of any change to the information provided by it pursuant to paragraph 7 above.

9	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Bank Agent based upon the information supplied to it pursuant to paragraphs 6, 7 and 8 above and on the assumption that, unless a Bank notifies the Bank Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its Facility Office.

10	The Bank Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 6, 7, and 8 above is true and correct in all respects.

11	The Bank Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6, 7 and 8 above.

12	Any determination by the Bank Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Bank Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all Parties any amendments which are required to be made to this schedule to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination will, in the absence of manifest error, be conclusive and binding on all Parties.

BANK LOAN AGREEMENT

Borrower

EXECUTED as a DEED	)
for and on behalf of	)
MIMOSA FINANCE C.V.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy	)

Bank Agent

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

Bank Trustee

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

Banks

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
BANCO SANTANDER BANESPA S/A	) /s/ Marco Lima Monteiro
by	) /s/ Marcio Renato Sato
in the presence of:

EXECUTED as a DEED	)
for and on behalf of	)
BANCO BRADESCO S/A	) /s/ Jose Luiz Meschiatti
by	) /s/ Malsa de Oliveira
in the presence of: /s/ Mauro Lopes

EXECUTED as a DEED	)
for and on behalf of	)
BAYERISCHE HYPO-UND	)
VEREINSBANK A.G.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
CALYON S.A.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
DnB NOR BANK ASA, NEW YORK BRANCH	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
FORTIS CAPITAL CORPORATION	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
NATIXIS	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
NIBC BANK N.V.	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy

EXECUTED as a DEED	)
for and on behalf of	)
INTERNATIONAL FINANCE CORPORATION	)
by	) /s/ Eleanor Martin
its duly authorised attorney-in-fact	)
in the presence of: /s/ M. Healy